UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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OWENS-ILLINOIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OWENS-ILLINOIS, INC.

NOTICE AND PROXY STATEMENT

For

The Annual Meeting of Share Owners

To Be Held

Thursday, May 5, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting,
please submit your proxy or voting instructions as soon as possible.

OWENS-ILLINOIS, INC.
One Michael Owens Way
Perrysburg, Ohio 43551

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

Dear Owens-Illinois Share Owner:

        You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners to be held on Thursday, May 5, 2011, at 9:00 a.m. in Plaza 2, at the O-I World Headquarters, Perrysburg, Ohio for the purpose of considering and voting upon the following matters:

  1.
  The election of four directors, each to serve for a term of three years;

  2.
  The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011;

  3.
  An advisory vote on executive compensation;

  4.
  An advisory vote on the frequency of holding an advisory vote on executive compensation; and

  5.
  Such other business as may properly be presented for action at the meeting or any postponement or adjournment thereof.

        Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors, information concerning the selection of Ernst & Young LLP as the Company's independent registered public accounting firm, the advisory vote on the compensation of our named executive officers, and the advisory vote on the frequency of holding an advisory vote on executive compensation. The Company intends to commence distribution of this notice and the accompanying proxy statement and proxy card on or about March 25, 2011.

        The Board of Directors fixed the close of business on March 7, 2011, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of, and to vote at, the Annual Meeting.

        Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting, whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign the proxy card. If you are a share owner of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

  •
  FOR all of the Board of Directors' nominees for election to the Board of Directors;

  •
  FOR the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011;

  •
  FOR the approval of the compensation of our named executive officers;

  •
  FOR the approval of a triennial advisory vote on executive compensation; and

  •
  In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

        You need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope. As an alternative to returning the proxy card, you may choose to make use of the Internet or telephone voting options described in the enclosed Proxy Statement and on the proxy card.

        Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

By order of the Board of Directors,
ALBERT P. L. STROUCKEN Chairman of the Board
JOSEPH J. O'HARA, JR. Secretary

March 25, 2011
Perrysburg, Ohio

i

OWENS-ILLINOIS, INC.
One Michael Owens Way
Perrysburg, Ohio 43551

 PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
To Be Held May 5, 2011

        The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Thursday, May 5, 2011, at 9:00 a.m. in Plaza 2, at the O-I World Headquarters, Perrysburg, Ohio. At the Annual Meeting, share owners will: (1) vote to elect four directors, each to serve a term of three years; (2) consider the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011; (3) participate in an advisory vote on executive compensation; and (4) participate in an advisory vote on the frequency of such votes on executive compensation.

        This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the accompanying proxy card on or about March 25, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHARE OWNERS TO BE HELD ON MAY 5, 2011

        The Securities and Exchange Commission has adopted a "Notice and Access" rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials ("Notice of Internet Availability") to share owners in lieu of a paper copy of the proxy statement and related materials and the Company's 2010 Annual Report and Form 10-K. The Notice of Internet Availability provides instructions as to how share owners can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

        The Notice and Proxy Statement, the Company's 2010 Annual Report, Stakeholder Letter and Form 10-K are available at www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

 Who May Vote

        You will be entitled to vote at the Annual Meeting if you are a share owner of record as of the close of business on March 7, 2011 (the "record date"). At the close of business on the record date, 163,799,288 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), were outstanding.

Each share of Common Stock entitles the holder of record to one vote on all matters to be voted upon at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

How to Vote

        Shares can be voted at the Annual Meeting only if the share owner is present in person or represented by proxy. If shares are owned of record in the share owner's name, the share owner may cast a vote in one of four ways:

Vote by Internet

        A share owner can choose to vote shares over the Internet at www.proxyvote.com. The deadline for voting over the Internet is 11:59 p.m., Eastern Time, on May 4, 2011. The share owner should have the control number that can be found on the proxy card available and follow the instructions. The Internet site will give share owners the opportunity to provide voting instructions with respect to their shares and confirm that the instructions have been accurately recorded. If a vote is cast over the Internet, the share owner does not need to return the proxy card.

Vote by Telephone

        A share owner can also vote by telephone by calling the toll-free number (for residents of the U.S. and Canada) listed on the proxy card. The deadline for voting by telephone is 11:59 p.m., Eastern Time, on May 4, 2011. To vote, the share owner must enter the control number listed on the proxy card and follow the recorded instructions. If a vote is cast by telephone, the share owner does not need to return the proxy card.

Vote by Mail

        If the share owner chooses to vote by mail, the share owner is required to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote in Person

        A share owner can choose to vote in person at the Annual Meeting by ballot. At the meeting, the share owner will need to request a ballot to vote these shares.

        The telephonic and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow share owners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

        Share owners who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. The share owner should follow the instructions received from the nominee to vote these shares.

        The proxy card lists each person nominated by the Board for election as a director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect four directors of the Company for a term of three years to expire at the Annual Meeting in 2014, (b) for ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011, (c) for the approval of the compensation of our named executive officers, (d) for the recommendation of a triennial advisory vote on executive compensation, and (e) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

Revocability of Proxies

        Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 2011 Annual Meeting.

Vote Required to Approve Matters

        A quorum is the presence at the meeting of a number of shares, which are either present or represented by proxy, constituting a majority of the outstanding shares entitled to vote at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, or you are present at the meeting in person, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

        Proposal One.    The By-Laws of the Company provide that all elections shall be had and all questions decided by a plurality vote; provided, however, that directors shall be elected in the following manner. Each director to be elected by the share owners of the Company shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the share owners for the election of directors at which a quorum is present (an "Election Meeting"); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a "Contested Election"), whether or not the election becomes an uncontested election after such determination, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director. For purposes of electing directors, a "majority of the votes cast" means that the number of votes cast "for" a candidate for director exceeds the number of votes cast "against" that director (with "abstentions" and "broker non-votes" not counted as votes cast as either "for" or "against" such director's election). In an election other than a Contested Election, share owners will be given the choice to cast votes "for" or "against" the election of directors or to "abstain" from such vote and shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, share owners will be given the choice to cast "for" or "withhold" votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable. The Board has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Board.

        Proposal Two.    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. Abstentions will have the same effect as votes "against" this proposal and "broker non-votes" will not be counted in determining whether this proposal has been approved.

        Proposal Three.    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the advisory approval of the compensation of our executive officers. Abstentions will have the same effect as votes "against" this proposal and "broker non-votes" will not be counted in determining whether this proposal has been approved.

        Proposal Four.    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the advisory vote on the frequency of holding an advisory vote on executive compensation. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by share owners to be the frequency that has been selected by our share owners. However, because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our share owners' best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our share owners.

Other Matters

        Management of the Company does not know of any matter that will be presented for action at the 2011 Annual Meeting other than as described in this Proxy Statement. However, if any other matter should be properly brought to a vote at the meeting, or any adjournment or postponement thereof, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

PROPOSAL 1:
ELECTION OF DIRECTORS

General

        The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board currently consists of twelve members, four of whom are Class II directors whose terms expire at this year's Annual Meeting, four of whom are Class III directors whose terms expire at the 2012 Annual Meeting, and four of whom are Class I directors whose terms expire at the 2013 Annual Meeting. All of the directors listed herein, including the other nominees, have served as directors since the last Annual Meeting.

Information on Nominees and Continuing Directors

        The Board, on the recommendation of the Nominating/Corporate Governance Committee, has nominated four persons for election as Class II directors to serve for a three-year term expiring at the Annual Meeting of share owners to be held in 2014 and until their successors have been elected and qualified. The four nominees of the Board are Peter S. Hellman, Anastasia D. Kelly, John J. McMackin, Jr. and Hugh H. Roberts, each of whom is currently serving as a director of the Company. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If for any reason any nominee should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other Board nominees. The Board, however, expects all of its nominees to be available.

        The following table provides information on the persons nominated for election to the Board and the continuing directors:

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced
NOMINEES:
Peter S. Hellman	61	2014	2007

Mr. Hellman retired in 2008 after a long career with large, multinational companies in both financial and operating executive positions. Mr. Hellman has over 38 years of financial analysis experience and has been involved with investor relations for over 30 years. Mr. Hellman was an executive with Nordson Corporation from 2000 to 2008, where he served as President and Chief Financial and Administrative Officer from 2004 to 2008 and Executive Vice President and Chief Financial and Administrative Officer from 2000 to 2004. Mr. Hellman also served as a director of Nordson from 2001 to 2008. Nordson is a global leader in providing capital equipment to the packaging industry. Prior thereto, Mr. Hellman was with TRW Inc. for 10 years and held various positions, the most recent of which was President and Chief Operating Officer. During his tenure as a financial executive, Mr. Hellman obtained significant reporting expertise and valuable expertise in corporate transactions. Mr. Hellman has extensive experience as a director of both public and private companies, and has been serving on public company boards for over 16 years. He is currently a director of Baxter International, Inc. (since 2005), The Goodyear Tire and Rubber Company (since 2010) and Qwest Communications International Inc. (since 1998). Through his significant board and management experience, Mr. Hellman has obtained extensive training in executive compensation matters and corporate governance practices. Mr. Hellman received a bachelor of arts degree from Hobart College and a master of business administration in finance from Case Western Reserve University. Mr. Hellman also serves on the board of Case Western Reserve University, the Holden Arboretum, LifeBanc and Western Reserve Academy. Mr. Hellman's long

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced

    career and financial and operating experience, business leadership skills, extensive board experience and knowledge of executive compensation and corporate governance matters qualify him to serve on the Company's board of directors.

Anastasia D. Kelly	61	2014	2002

Ms. Kelly is a partner in the law firm of DLA Piper (since 2010). Prior to joining DLA Piper, she was the Vice Chairman—Legal, Human Resources, Corporate Communication and Corporate Affairs of American International Group, Inc. from 2006 to 2010, and through that senior management position she obtained experience handling corporate issues across the enterprise. Prior to joining AIG, Ms. Kelly was an executive and general counsel of several large, publicly traded companies, including MCI, where she was the Executive Vice President and General Counsel from 2003 to 2006, Sears, Roebuck and Co., where she was the Senior Vice President and General Counsel from 1999 to 2003 and Fannie Mae, a financial services company where she was the Senior Vice President from 1996 to 1999 and General Counsel and Secretary from 1995 to 1999. Through her long legal career and executive positions, Ms. Kelly has had extensive exposure to regulatory and compliance issues involving financial institutions and securities. Effective on its spin-off from Northrop Grumman Corporation (scheduled for April 1, 2011), Ms. Kelly will become a director of Huntington Ingalls Industries, Inc. She sits on the board of numerous philanthropic organizations and was also a director of Saxon Capital from 2004 to 2008. Ms. Kelly received a bachelor of arts, cum laude, from Trinity University and a juris doctorate, magna cum laude, from George Washington Law School. Ms. Kelly's legal expertise and knowledge, significant experience in corporate governance issues over the past 15 years and business management skills qualify her to serve on the Company's board of directors.

John J. McMackin, Jr.	59	2014	1994

Mr. McMackin is a principal and member of the executive committee of Williams & Jensen, PLLC, one of the nation's leading, independently owned government affairs law firms. During his long legal career spanning over 30 years, Mr. McMackin has had varied experience in many areas of corporate law, corporate governance, financial regulation, complex litigation and other areas of law and regulation. He has been a director of the Judicial Evaluation Institute since 1990. Mr. McMackin received a bachelor of arts degree, summa cum laude, from the University of Notre Dame and a juris doctorate from Yale Law School. He is a member of the District of Columbia Bar. Mr. McMackin's legal expertise, particularly with respect to corporate governance, and knowledge of government and regulation qualify him to serve on the Company's board of directors.

Hugh H. Roberts	59	2014	2007
Mr. Roberts is retired as of 2007. Prior to retiring, he was with Kraft Foods, Inc. for over 30 years, where he obtained profit and loss

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced

    management and analysis experience and global experiences in sales, marketing and strategic planning. He was the President of Kraft Foods International Commercial from 2004 to 2007, President, Kraft Foods International Asia Pacific from 2001 to 2003 and, prior thereto, President, KFI Central & Eastern Europe Middle East & Africa Region from 1996 to 2001. While with Kraft, Mr. Roberts completed numerous training programs for executives and obtained substantial training in marketing, strategic analysis, corporate governance and executive compensation. Mr. Roberts received a bachelor of arts, magna cum laude, from Harvard College and a master of business administration from Harvard Business School. Mr. Robert's extensive business leadership skills, his management experience overseas in emerging markets and his substantial education in management and corporate governance issues qualify him to serve on the Company's board of directors.

Jay L. Geldmacher	55	2013	2009

Mr. Geldmacher has been an executive of Emerson Electric Company, a publicly traded diversified global manufacturing and technology company, since 1996. In 2007, Mr. Geldmacher was appointed the Executive Vice President and President, Network Power and Embedded Computing and Power Group. In that position, Mr. Geldmacher has full profit and loss responsibility for a group of Emerson's subsidiaries with a global presence. From 2006 to 2007, Mr. Geldmacher served as Group Vice President and President, Network Power Embedded Computing and Power Group. Prior to that Mr. Geldmacher was President, Astec Power Solutions (1998-2006), and President, Astec Standard Power Worldwide (1996-1998). Mr. Geldmacher received a bachelor of science in marketing from the University of Arizona and an executive master of business administration degree from the University of Chicago. He has served on the board of the University of Arizona Business School since 2002. Mr. Geldmacher's executive management experience, relevant experience with a public company specializing in manufacturing, familiarity with global distribution strategies and knowledge of accounting issues and financial reporting qualify him to serve on the Company's board of directors.

Albert P. L. Stroucken	63	2013	2005

Mr. Stroucken is the President, Chairman of the Board and Chief Executive Officer of the Company since December 2006. Before being appointed, Mr. Stroucken was a member of the board of directors of Owens-Illinois since August 2005. Prior to joining Owens-Illinois he was with H.B. Fuller Company, a $1.5 billion manufacturer of adhesives, sealants, coatings, paints and other specialty chemical products, as the President, Chief Executive Officer and Chairman of the Board from 1999 to 2006. Prior thereto, Mr. Stroucken was with Bayer Corporation as General Manager, Inorganics Division of Bayer AG from 1997 to 1998 and Executive Vice President and President of Industrial Chemicals Division of Bayer Corporation from 1992 to 1997. Mr. Stroucken has held directorships at

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced

    publicly traded companies for over 10 years and is currently a director of Baxter International, Inc. (since 2004). Through his extensive board and management experience, Mr. Stroucken has obtained substantial experience leading and operating large, multi-faceted corporations and financial expertise. Mr. Stroucken's relevant experience with manufacturing in general, and with Owens-Illinois in particular, together with his executive and board experience and executive compensation and corporate governance training qualify him to serve on the Company's board of directors.

Dennis K. Williams	65	2013	2005

Mr. Williams is retired since 2006, but has extensive executive experience prior to retirement. Previously, Mr. Williams was with IDEX Corporation, a publicly traded corporation that manufactures and markets proprietary engineered industrial products, as the Chairman of the Board from 2000 to 2006 and as President and Chief Executive Officer from 2000 to 2005. During his tenure with IDEX, Mr. Williams significantly upgraded the company's business processes and significantly increased shareholder value, resulting in the value of the stock tripling in six years. Prior to joining IDEX, Mr. Williams had over ten years of executive experience with GE and its subsidiaries. During his time with GE, Mr. Williams held multiple executive leadership positions with subsidiaries in Italy, Canada and the United States. His last position with GE was as the President and Chief Executive Officer of GE Power Systems Industrial Products from 1998 to 2000, and in that role Mr. Williams was responsible for a $4 billion global manufacturing and service business based in Florence, Italy. In addition, Mr. Williams has held directorships at publicly traded companies for over nine years and since 2006 has been a director of AMETEK, Inc. and Actuant Corporation. From 2001 to 2007, Mr. Williams was a director of the Washington Group International, where he obtained valuable knowledge regarding restructuring and capital markets transactions by helping to guide Washington's emergence from bankruptcy and subsequent sale. Through his board membership and various executive positions, Mr. Williams has acquired substantial training in corporate governance and developed valuable financial reporting expertise. Mr. Williams received a bachelor of science in aeronautical engineering from the Georgia Institute of Technology and attended the Program for Management Development at Harvard Business School. Mr. Williams' extensive experience in leading businesses in international markets, executive leadership skills, significant public company board experience, financial reporting expertise and corporate governance training qualify him to serve on the Company's board of directors.

Thomas L. Young	67	2013	1998

Mr. Young is currently the President of Titus Holdings Ltd., a private investment company, which he joined in 2005. Prior to his retirement from the Company, Mr. Young held the positions of Executive Vice President and Chief Financial Officer (2003–2004), Co-Chief Executive

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced

    Officer (2004) and Executive Vice President, Administration and General Counsel (1998–2004). Mr. Young has obtained significant financial reporting expertise through his experience in corporate finance. Mr. Young also has extensive experience as a director on the boards of both private and public companies. Currently Mr. Young is a director of Franklin Electric Co., Inc. (since 2005), HCR ManorCare Inc. (since 2008), SealPak Innovations, Inc. (since 2005) and The Windmill Trust and its affiliate Robeco General Partners Fund III Program LLC (since 2009). Previously he has been a director of ManorCare, Inc. (1991–2007), Coherix, Inc. (2005–2008) and InvestLinc Group, LLC (2006–2007). Mr. Young has substantial training in corporate governance through his board memberships and received a Certificate of Director Education from the National Association of Corporate Directors. In addition, he has completed the Advanced Management Program at Harvard Business School and the Public Company Director Education and Certification Program at UCLA Anderson School of Management. Mr. Young received a bachelor of arts degree from St. John's College and a juris doctorate with honors from Notre Dame Law School; he is a member of the Ohio Bar. Mr. Young's business leadership skills, financial reporting expertise, executive and director experience and knowledge of corporate and securities laws and his extensive training, background and experience in board and corporate governance matters qualify him to serve on the Company's board of directors.

Gary F. Colter	65	2012	2002

Mr. Colter has been the President of CRS Inc., a corporate restructuring and strategy management consulting company, since 2002. Prior thereto, Mr. Colter had over 34 years of executive experience (27 years as a partner) of KPMG Canada, during which he developed valuable financial and accounting expertise while overseeing Canadian and global financial advisory services practices of KPMG. He served as the Vice Chair of KPMG Canada from 2000 to 2002, the Global Managing Partner, Financial Advisory Services, of KPMG International from 1998 to 2000 and the Vice Chairman of KPMG Canada from 1989 to 1998. During his long career in advisory services, Mr. Colter has led the restructurings of many major North American companies. In addition, Mr. Colter has extensive experience as a director on the boards of both private and public companies and regularly attends external continuing education offerings, and as a result has acquired substantial training in corporate governance. He is a director of CIBC (since 2003), Core-Mark Holding Company, Inc. (since 2004) and Revera Inc. (since 2006) and currently serves on the corporate governance committees of each of those boards. Previously he was a director of Saskatchewan Wheat Pool (2003–2006). Mr. Colter received a bachelor of arts in business administration from the Richard Ivey School of Business. He is a Chartered Accountant (CA) and a Fellow Chartered Accountant (FCA). Mr. Colter's extensive financial and accounting experience and education, experience with a broad range of North America markets, financial reporting expertise, extensive

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced
director experience and corporate governance training qualify him to serve on the Company's board of directors.
David H.Y. Ho	51	2012	2008

Mr. Ho is a private investor since he retired in 2008, but has significant executive experience with global technology companies. From 2007 to 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Network, a joint venture between Finland-based Nokia Corporation, a multinational telecommunications company, and Germany-based Siemens AG. With Nokia Siemens, Mr. Ho managed a 1.5 billion euro business and oversaw the integration and operation of over 6,000 employees and 17 legal entities. Prior thereto, Mr. Ho held numerous executive positions with Nokia subsidiaries. He was President of Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation (2004–2007), and Senior Vice President, Networks—Greater China, Nokia China Investment Limited (2001–2004). Between 1983 and 2001, David held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. has been a member of the board of Pentair Inc. (since 2007), Owens-Illinois Inc (since 2008), Triquint Semiconductor (since 2010) and Dong Fang Electric Corporation, a Chinese State Owned Enterprise (since 2009). In addition to corporate governance training received through his board, Mr. Ho's extensive experience in global markets, especially in China, has contributed greatly as we have expanded our presence throughout the world, particularly in the Asia-Pacific region. In addition, he brings to our Board significant management expertise in operations, mergers, acquisitions and joint ventures in the area. Mr. Ho graduated in 1983 from the University of Waterloo in Canada with a Bachelor degree in Engineering, and obtained a Master degree in Management Sciences in 1989.

Corbin A. McNeill, Jr.	71	2012	2005

Mr. McNeill is the retired Chairman and Co-Chief Executive Officer (2000–2002) of Exelon Corporation, a natural gas and electric utility company that was formed in October 2000 by the merger of Peco Energy Company and Unicom Corporation. Prior to the merger, Mr. McNeill held numerous management positions with Peco Energy. He was the Chairman, President and Chief Executive Officer from 1997 to 2000, a Director and the President and Chief Operating Officer from 1990 to 1997 and Executive Vice President—Nuclear from 1988 to 1990. Through his significant management experience, Mr. McNeill obtained experience with strategic planning and performance management and government and regulatory relations. Mr. McNeill has varied experience as a director of public and private companies, and through his extensive board experience, he has obtained substantial training in corporate governance and board management and efficiency. Currently he is a director of Ontario Power Generation (since 2004), Associated Electric & Gas Insurance Services Ltd. (since 2000), Silver Spring Network (since 2005),

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced

    and is Non-Executive Chairman of the Board of Directors of Portland General Electric (since 2005). Mr. McNeill also served as a director of Enron Corporation post-bankruptcy (2002–2005) and Northwestern Corp. (2005–2006). Mr. McNeill received a bachelor of science degree from the U.S. Naval Academy. He has completed post-graduate business administration courses at the University of California (Berkeley) and Syracuse University. Mr. McNeill has also completed the Executive Program at Stanford University. He has an honorary Ph.D. from Drexel University. He has been recognized by the World Nuclear Association and American Society of Mechanical Engineers for excellence in nuclear power strategy and management. Mr. McNeill's business management experience and skills, insight into government and regulatory relations, extensive director experience and corporate governance training qualify him to serve on the Company's board of directors. Mr. McNeill also serves as the Company's lead director.

Helge H. Wehmeier	68	2012	2005

Mr. Wehmeier is now retired, but was an executive with Bayer Corporation for almost 20 years. He served as the Vice-Chairman of Bayer from 2002 to 2004, and, prior thereto, President and Chief Executive Officer from 1991 to 2002. While with Bayer, Mr. Wehmeier obtained substantial merger and acquisition transactional and operation experience, as he oversaw the merger of three large companies in various industries into a single operating company. In addition, during his tenure Mr. Wehmeier maximized long-term value of Bayer and led the company to grow revenues from $5.5 billion to $11 billion. Prior to joining Bayer, Mr. Wehmeier was a member of the board of management of AGFA-Gevaert from 1987 to 1991, where he obtained experience running a worldwide business in a highly competitive consumer related business. Mr. Wehmeier has extensive experience as a director, and has served on the board of public companies since 1992. He is currently a director of PNC Financial Services Group, Inc. (since 1992) and was a member of the board of Terex Corporation (2002-2010). Through his board membership and executive experience, Mr. Wehmeier has acquired substantial training in corporate governance. Mr. Wehmeier was educated in Europe and is an alumnus of IMEDE Business School (Lausanne, Switzerland) and INSEAD Business School (Fontainebleau, France). Mr. Wehmeier's extensive experience as an executive of a public company, knowledge of and familiarity with international business markets, expertise in mergers and acquisitions, history of board membership and corporate governance training qualify him to serve on the Company's board of directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOUR NOMINEES IDENTIFIED ABOVE.

Board Leadership Structure and Role in Risk Oversight

        The Company has no fixed policy on whether the roles of chairman of the board and chief executive officer should be separate or combined, with this decision being made based on the best interests of the Company considering the circumstances at the time. Currently, these roles are combined with Mr. Stroucken serving as both the chairman of the board and the chief executive officer. Mr. Stroucken possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is responsible for the day-to-day operation of the Company. Therefore, the Board believes that Mr. Stroucken is best positioned to efficiently develop agendas that ensure that the Board's time and attention are focused on the most critical matters and to execute strategic plans effectively. The Company's Corporate Governance Guidelines provide that the Chair of the Nominating/Corporate Governance Committee, who is an independent member of the Board, serve as lead director. The lead director acts as a key liaison with the chief executive officer, assists the chairman of the board in setting the board agenda, chairs executive sessions of the Board, and communicates board member feedback to the chief executive officer. In addition, the Company's non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of chairman of the board and chief executive officer.

        The Board recognizes that an important part of its responsibilities is to evaluate the Company's exposure to risk and to monitor the steps management has taken to assess and control risk. The Board primarily oversees risks through committees of the Board, particularly through the Risk Oversight Committee and the Audit Committee, as discussed in the description of the Risk Oversight Committee and of the Audit Committee below, and in the charters of each committee. The committees report to the Board and matters of particular importance or concern, including any significant areas of risk faced by the Company, are discussed by the entire Board. In addition, the Board annually meets with the Company's regional presidents to review risk exposure with respect to the Company's strategic plans and objectives in order to improve long-term organizational performance.

Compensation Risk Assessment

        In 2010, the Compensation Committee engaged Mercer to conduct a risk assessment of the Company's executive compensation practices and the relationship between its executive compensation program design and organizational risk. This risk assessment concluded that the Company employed no executive compensation practices in relation to organizational risk that would cause significant share owner concern. In light of this study, the Company also conducted an enterprise risk assessment of its compensation programs and policies from a legal, human resources, auditing and risk management perspective and reviewed and discussed this assessment with the Compensation Committee. Based on both these assessments, the Company concluded that it does not have any compensation programs or practices which could reasonably likely have a future material adverse effect.

Information Concerning the Board

        The Board has the ultimate authority for the management of the Company's business. The Board reviews and evaluates candidates for and selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. Certain important functions of the Board are performed by committees comprised of members of the Board, as provided below.

Independence

        A majority of the members of the Board are "independent" in accordance with the New York Stock Exchange listing standards. The Board has affirmatively determined that each of the following directors is an independent director of the Company under the listing standards of the New York Stock Exchange: Gary F. Colter, Jay L. Geldmacher, Peter S. Hellman, David H. Y. Ho, Anastasia D. Kelly, Corbin A. McNeill, Jr., Hugh H. Roberts, Helge H. Wehmeier, Dennis K. Williams and Thomas L. Young. In making this determination, the Board has determined that none of these directors has any material relationships with the Company other than their roles as directors.

        In connection with his retirement in 2005, the Company entered into a consulting agreement with Mr. Young, a member of the Board. The agreement, which expires on April 1, 2011, provides that Mr. Young, when and as requested by the chief executive officer, will provide certain advisory and consulting services. During the term of the agreement and for two years thereafter, he will not accept employment with, or provide consulting or similar services to, any party on any matters having any possible conflict with the interests of the Company. The principal service provided by Mr. Young under the agreement is to provide support for the Company in the form of witness testimony and consultation in certain third party reimbursement lawsuits the Company has pending. The Company will reimburse him for reasonable expenses that he incurs in providing these services for the Company. In March 2007, the Board approved an amendment to Mr. Young's consulting agreement under which Mr. Young ceased receiving any further consulting payments under the consulting agreement and began receiving compensation as a director.

Attendance at Meetings by Directors

        In 2010, the Board met 11 times. Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which such director was a member. Attendance at Board and committee meetings during 2010 averaged 95.5% for directors as a group.

        The Company does not have a policy with regard to board members' attendance at Annual Meetings, although members of the Board are encouraged to attend. Eleven of the twelve members of the Board attended the 2010 Annual Meeting.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines. A copy of the Guidelines is available on the Investor Relations section of the Company's website (www.o-i.com). A copy of the Guidelines is also available in print to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999. The address of the Company's website provided above or elsewhere in the Proxy Statement is not intended to function as a hyperlink, and the contents of the Company's website are not a part of this Proxy Statement or incorporated by reference.

Non-Management Directors

        The non-management directors meet at most regularly scheduled Board meetings in executive session without management and hold such additional executive sessions as they determine necessary or appropriate. The non-management directors met six times in executive session in 2010. In addition, the independent directors met once in executive session in 2010. The lead director or his designee presides at these executive sessions.

Lead Director

        The Chair of the Nominating/Corporate Governance Committee serves as the lead director. Mr. McNeill was appointed lead director effective December 8, 2006. The lead director acts as a key liaison with the chief executive officer, assists the chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates board member feedback to the chief executive officer.

Stock Ownership

        In 2005 the Board established stock ownership guidelines for its members. Each member of the Board is required to own shares of the Company's Common Stock having a value equal to five times the director's annual cash retainer. The directors have four years from the effective date of the policy or the date of joining the Board, if later, to attain the required stock ownership guideline. Until the stock ownership guidelines are met, directors are required to retain 100% of the "net profit shares" acquired from grants of restricted stock or exercises of stock options. Net profit shares are those shares remaining after payment of tax obligations.

Communicating with the Board

        Share owners and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), the lead director, any Board committee or any chair of any such committee by mail. To communicate with the Board, the lead director, any individual directors or any group or committee of directors, correspondence should be addressed to the "Board of Directors" or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o General Counsel" at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999. All communications so received will be opened by the office of the Company's general counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the general counsel's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Process for Selecting Nominees for the Board

        The Nominating/Corporate Governance Committee of the Board is responsible for identifying individuals qualified to become members of the Board and selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the share owners at an annual or special meeting of share owners. In identifying candidates for membership on the Board, the Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Committee will conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates and shall consider questions of independence and possible conflicts of interest of members of the Board and executive officers.

        The Board currently consists of 12 members. Under the Company's Restated Certificate of Incorporation, the maximum size of the Board is 12 members. That provision cannot be repealed or amended unless approved by the affirmative vote of holders of not less than 80% of all outstanding shares of Common Stock.

        The Nominating/Corporate Governance Committee will consider potential candidates for director who have been recommended by the Company's directors, the chief executive officer, other members of senior management, and share owners. The procedures for the nomination of director candidates by share owners are described below under the heading "2012 Annual Meeting of Share Owners." Outside consultants may also be employed to help in identifying potential candidates.

        Members of the Nominating/Corporate Governance Committee discuss and evaluate possible candidates in detail, and determine which individuals to explore in more depth. Once a candidate is identified whom the Nominating/Corporate Governance Committee wants to seriously consider and move toward nomination, one or more members of the Nominating/Corporate Governance Committee will enter into discussions with the candidate. The performance of incumbent members of the Board is evaluated annually by the Nominating/Corporate Governance Committee. Incumbent directors whose performance is satisfactory generally will be renominated by the Board at the end of their term. In that case, the Nominating/Corporate Governance Committee does not consider a vacancy to exist.

Qualifications of Director Nominees

        Candidates for the Board should show evidence of leadership in their particular field, have broad business experience and the ability to exercise sound business judgment. In addition, candidates should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the share owners. Candidates should also be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Further information can be found below under the heading "Nominating/Corporate Governance Committee."

Committees of the Board of Directors

        Subject to applicable provisions of the Company's By-Laws, the Board appoints the members of each committee. The Board may, at any time, change the authority or responsibility delegated to any committee. There are four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Risk Oversight Committee.

Committee Membership

        The members of the Board serving on committees of the Board and the number of meetings held in 2010 by the committees are identified below.

Name	Audit	Compensation	Nominating/ Corporate Governance	Risk Oversight
Independent Directors:
Gary F. Colter	X		X
Jay L. Geldmacher	X
Peter S. Hellman	Chair	X
David H. Y. Ho			X	X
Anastasia D. Kelly		X		X
Corbin A. McNeill, Jr.		X	Chair
Hugh H. Roberts		Chair
Helge H. Wehmeier			X	X
Dennis K. Williams	X	X
Thomas L. Young				Chair
Non-Independent Directors:
John J. McMackin, Jr.				X
Employee Director:
Albert P. L. Stroucken				X
Number of Meetings in 2010	8	7	5	5

Audit Committee

        The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It represents and assists the Board with the oversight of: (a) the integrity of the Company's financial statements and internal controls; (b) the Company's compliance with legal and regulatory requirements; (c) the independent registered public accounting firm's qualifications and independence; and (d) the performance of the Company's internal audit function and of the independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board (the "Audit Committee Charter"), which sets forth the specific responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to any share owner upon request addressed to the Corporate Secretary at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999.

        All members of the Audit Committee meet the audit committee independence requirements of the New York Stock Exchange and also satisfy the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Exchange Act. The Board has determined that Mr. Hellman, the chair of the Committee, and Mr. Colter are each qualified as an "audit committee financial expert" within the meaning of Securities and Exchange Commission ("SEC") regulations and that all of the Committee members meet the financial literacy requirements of the New York Stock

Exchange. No member of the Audit Committee serves on the audit committee of more than three public companies.

Compensation Committee

        The Compensation Committee assists the Board with respect to compensation of the Company's executive officers and directors. In carrying out such responsibilities, the Compensation Committee administers the Amended and Restated Stock Option Plan, the Amended and Restated 1997 Equity Participation Plan, the 2005 Incentive Award Plan, the Company's annual bonus plans and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

        The Compensation Committee operates under a written charter adopted by the Board (the "Compensation Committee Charter"), which sets out the specific responsibilities of the Compensation Committee. A copy of the Compensation Committee Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to any share owner upon request addressed to the Corporate Secretary at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999.

        Each member of the Compensation Committee is an "independent director" under the New York Stock Exchange listing standards.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board (a) in identifying individuals qualified to become directors, consistent with criteria approved by the Board, and recommending that the Board select the candidates for all directorships to be filled by share owners or the Board; (b) by developing and recommending to the Board a set of corporate governance principles applicable to the Company contained in the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics; (c) by overseeing the evaluation of the Board and management of the Company; and (d) by taking a leadership role in shaping the corporate governance of the Company.

        The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board (the "Nominating/Corporate Governance Committee Charter"), which sets out the specific responsibilities of the Committee. A copy of the Nominating/Corporate Governance Committee Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999.

        Each member of the Nominating/Corporate Governance Committee is an "independent director" under the New York Stock Exchange listing standards.

        The Nominating/Corporate Governance Committee will accept recommendations from share owners for nominees for the Board. The procedures for submitting share owner recommendations are described below under the heading "2012 Annual Meeting of Share Owners."

Risk Oversight Committee

        The Risk Oversight Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company's risk management process. The Risk Oversight Committee: (a) provides oversight of management's policies and activities relating to the identification, evaluation, management and monitoring of the Company's critical enterprise risks, including the major strategic, operational, regulatory, compliance, reporting, reputational, governance and human resources and labor risks inherent in the business of the Company (the "Enterprise Risks"); (b) oversees compliance with legal and regulatory requirements with respect to the conduct of the Company's business; and (c) reports to the Board the Enterprise Risks which have the potential to significantly impact the Company's ability to execute its strategic priorities and achieve its performance goals. The Risk Oversight Committee does not have responsibility for matters subject to the jurisdiction of another committee of the Board pursuant to that committee's charter. Under the terms of its charter, the Risk Oversight Committee (i) reviews and submits for Board approval the Company's Risk Management Philosophy, Risk Management Policy and Statement of Risk Appetite, as developed by management; (ii) reviews management's processes designed to identify, assess, manage, monitor and report the Company's significant Enterprise Risks; (iii) reviews, monitors and discusses with management the Company's significant Enterprise Risks and opportunities, including steps management is taking to assess and manage such risks and opportunities; (iv) reviews the Company's disclosure of Enterprise Risks in all filings with the SEC (including the Annual Report on Form 10-K); and (v) together with the Audit Committee, reviews, assesses and discusses with the general counsel, the chief financial officer and the independent registered public accounting firm (A) any significant risks or exposures; (B) the steps management has taken to minimize such risks or exposures; and (C) the Company's underlying policies with respect to risk assessment and risk management.

Code of Business Conduct and Ethics

        The Company has a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999. The Company posts amendments to, or waivers from, its Code of Business Conduct and Ethics (to the extent applicable to the Company's directors, executive officers, principal financial officer or principal accounting officer) at this location on its website.

DIRECTOR COMPENSATION AND OTHER INFORMATION

Director Compensation

        Each non-management director of the Company receives an annual retainer of $60,000, payable quarterly. Each non-management director also receives $2,000 for each Board meeting in which such director participates. The Chair of the Audit Committee receives an additional annual retainer of $20,000, the Chair of the Compensation Committee receives an additional retainer of $15,000, and each non-management director who serves as a chair of any other Committee receives an additional annual retainer of $10,000. The lead director receives an annual retainer of $20,000 in addition to the annual retainer for service as chair of a Committee. Each non-management director who serves as a member of a committee of the Board (including as chair) receives $2,000 for each committee meeting in which such director participates. In addition, each non-management director will receive each year on the date immediately following the date of the annual meeting of share owners, a grant of restricted stock units ("RSUs") under the 2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. with respect to a number of shares of Common Stock having a fair market value on the date of grant equal to $85,000, rounded up or down to nearest whole share of Common Stock. RSUs will be 100% vested on the first anniversary of date of grant ("Normal Vesting Date"), or earlier upon a director's termination of membership by reason of the director's death, disability or retirement. In addition, upon a director's termination of membership for any reason other than death, disability, retirement or for cause, RSUs will vest pro rata on a daily basis based on number of days of service in the 12-month period from date of grant to normal vesting date. Any unvested RSUs are forfeited at termination of membership on the Board. Upon a director's termination of membership for cause all RSUs are immediately forfeited. Vested RSUs will be paid in shares of Common Stock, on a one for one basis, within 30 days after normal vesting date, or if earlier, within 30 days after termination of membership which constitutes a separation from service under Section 409A of the Internal Revenue Code. Each director is reimbursed for expenses associated with meetings of the Board or its committees.

        The Deferred Compensation Plan for Directors of Owens-Illinois, Inc. provides an opportunity for non-management directors to defer payment of their directors' fees. Under the plan, a non-management director may defer receipt of all or any portion of the cash portion of the compensation described above. Deferrals may be credited into a cash account or into a Company stock unit account. Funds held in a cash account accrue interest at a rate equal from time to time to the average annual yield on domestic corporate bonds of Moody's A-rated companies, plus one percent. Distributions from the plan are made in cash.

        The total compensation paid to non-management directors in 2010 is reflected in the following table.

DIRECTOR COMPENSATION IN 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Gary F. Colter	$106,000	$84,992	$0	$0	$190,992
Jay L. Geldmacher	98,000	84,992	0	0	182,992
Peter S. Hellman	132,000	84,992	0	0	216,992
David H. Y. Ho	92,000	84,992	0	0	176,992
Anastasia D. Kelly	96,000	84,992	0	0	180,992
John J. McMackin, Jr.	92,000	84,992	0	0	176,992
Corbin A. McNeill, Jr.	134,000	84,992	0	0	218,992
Hugh H. Roberts	111,000	84,992	0	0	195,992
Helge H. Wehmeier	96,000	84,992	0	0	180,992
Dennis K. Williams	104,000	84,992	0	0	188,992
Thomas L. Young	104,000	84,992	0	0	188,992

(1)
The cash amounts paid to each director are made up of the following amounts:

Name	Annual Retainer	Annual Committee Chair Retainer	Board Meeting Fees	Committee Meeting Fees	Total
Gary F. Colter	$60,000	$0	$20,000	$26,000	$106,000
Jay L. Geldmacher	60,000	0	22,000	16,000	98,000
Peter S. Hellman	60,000	20,000	22,000	30,000	132,000
David H. Y. Ho	60,000	0	22,000	10,000	92,000
Anastasia D. Kelly	60,000	0	20,000	16,000	96,000
John J. McMackin, Jr.	60,000	0	20,000	12,000	92,000
Corbin A. McNeill, Jr.	60,000	30,000	22,000	22,000	134,000
Hugh H. Roberts	60,000	15,000	22,000	14,000	111,000
Helge H. Wehmeier	60,000	0	20,000	16,000	96,000
Dennis K. Williams	60,000	0	18,000	26,000	104,000
Thomas L. Young	60,000	10,000	22,000	12,000	104,000
(2)
Amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standard Board ("FASB") ASC Topic 718. The aggregate number of shares of restricted Common Stock held at December 31, 2010 by each Director (all RSUs for each director) is 2,718 for Mr. Colter, 2,718 for Mr. Geldmacher, 2,718 for Mr. Hellman, 2,718 for Mr. Ho, 2,718 for Ms. Kelly, 2,718 for Mr. McMackin, 2,718 for Mr. McNeill, 2,718 for Mr. Roberts, 2,718 for Mr. Wehmeier, 2,718 for Mr. Williams, 2,718 for Mr. Young. Mr. Stroucken who as a management director receives no compensation for his service on the Board, as of December 31, 2010 held 92,880 shares of restricted Common Stock, all of which he received in his capacity as an executive of the Company.

(3)
As of December 31, 2010, Messrs. McMackin and Young, and Ms. Kelly, each held fully vested and exercisable options. Mr. McMackin and Ms. Kelly each held 10,000 options and Mr. Young held 5,000 options.

 Certain Transactions

        During 2010, the law firm of Williams & Jensen, PLLC, of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, PLLC, on various Company matters.

        In connection with his retirement, the Company entered into a consulting agreement with Mr. Young, a member of the Board. The agreement provides that Mr. Young, when and as requested by the chief executive officer, will provide consulting services and advice to the Company. The term of the agreement, which began on April 1, 2005 after Mr. Young ceased his employment with the Company, is for six years. Mr. Young may provide up to 60 days of advisory and consulting services in the first year of the agreement, up to 50 days of advisory and consulting services in the second year of the agreement and up to 40 days of advisory and consulting services in the third year of the agreement. During the term of the agreement and for two years thereafter, he will not accept employment with, or provide consulting or similar services to, any party on any matters having any possible conflict with the interests of the Company. The principal service provided by Mr. Young under the agreement is to provide support for the Company in the form of witness testimony and consultation in certain third party reimbursement lawsuits the Company has pending. The Company will reimburse him for reasonable expenses that he incurs in providing these services for the Company. In March 2007, the Board approved an amendment to Mr. Young's consulting agreement under which, effective on the date of the 2007 Annual Meeting, Mr. Young ceased receiving any further consulting payments under the consulting agreement and began receiving compensation as a director.

Compensation Committee Interlocks and Insider Participation

        During 2010, the following directors served on the Compensation Committee of the Board: Peter S. Hellman, Anastasia D. Kelly, Corbin A. McNeill, Jr., Hugh H. Roberts (Chair) and Dennis K. Williams. No member of the Committee has any relationship with the Company requiring disclosure under Item 404 or Item 407(e)(4)(iii) of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other board for which any of the Company's directors served as an executive officer at any time during 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Overview

        During 2010 the Company made progress on its strategic initiatives, particularly by expanding in fast growing markets and completing the multi-year efforts to improve margins and align the manufacturing footprint with demand.

        Highlights of the last year include:

  —
  adjusted net income was $2.60 per share compared to $2.61 per share in 2009;

  —
  segment operating profits and margins improved year over year;

  —
  sales growth was strong in South America and Asia Pacific;

  —
  ten plants were acquired and three new furnaces were built in rapidly growing markets in South America and Asia Pacific;

  —
  the Company's Venezuelan operations were expropriated by the government and classified by the Company as a discontinued operation; and

  —
  in support of the growth agenda, the Company continued to invest in building capability in sales and marketing, innovation and R&D, while maintaining an on-going focus on operational excellence.

        Nevertheless, financial results did not fully meet expectations and the executive compensation program results reflected this. The financial results were reflected in the executive compensation programs as follows:

  —
  Annual bonus plan payouts under the Senior Management Incentive Plan were below the target level; and

  —
  the 2008 - 2010 cycle of the long-term incentive plan did not meet threshold performance targets, resulting in a 0% payout for this cycle.

        Processes and governance practices are in place to assure that the Company's executive compensation aligns with share owner interests, market norms and Company performance, including:

  —
  a major portion of compensation for each named executive officer is "at risk";

  —
  formal reviews are conducted annually of market data, proxy data for comparator group companies and tally sheets, the results of which are used as input into named executive officer ("NEO") compensation decisions;

  —
  the relationship between executive pay and Company performance is analyzed annually to ensure alignment over time; and,

  —
  regular "risk assessment" analyses are completed to evaluate the Company's overall executive compensation practices and processes.

        These elements and further details about the Company's executive compensation programs and practices are discussed further below.

 Executive Summary

        The Compensation Committee of the Board (the "Committee") discharges the Board's responsibilities relating to compensation of the executives and directors of the Company. In order to maximize the Company's overall performance, the Committee believes it is essential to successfully attract and retain senior management. These objectives are furthered by offering market competitive compensation in a manner that emphasizes performance-based pay. The Committee annually evaluates the senior management compensation program structure and pay levels, with emphasis on base salary, and annual and long-term incentives as they comprise the largest portion of total compensation.

        In 2010, the Committee sponsored a review of pay and performance which showed that while there is a strong alignment of pay and performance for the CEO, pay lagged behind performance for the other named executive officers. Further detail is provided below under the heading "Assessment of Pay and Performance."

        When considering adjustments to base salary, the Committee annually reviews competitive market data and makes individual assessments of each named executive officer's role and performance to determine appropriate base salary adjustments. The Committee determined that base pay adjustments ranging from 1.5% to 2.5% were appropriate for the named executive officers in 2010. These adjustments were consistent with the level of pay increases given to other management/professional employees in the Company.

        The annual incentive for the Company's named executive officers is earned against measures that strike a balance among profitability, top line growth and cash flow objectives. Performance against the EBIT margin measure was below target and the threshold performance objective for the portion of the incentive based on sales revenue was not achieved. The Company did exceed its target performance objectives for working capital as a percent of sales. As a result, the payout under the 2010 annual incentive plan was below target for the named executive officers.

        The Company's long-term incentive program is entirely equity-based and consists of three components: non-qualified stock options (40% of award value), performance shares (40% of award value) tied to achievement of 3-year financial goals, and restricted stock (20% of award value). The Committee believes this long-term incentive mix optimally achieves the compensation objectives of performance-based rewards linked to share owner value and retention. Because the Company did not meet the threshold level of performance for the 2008-2010 performance share plan, no performance shares were earned or paid for that cycle of the plan.

        The Committee believes that, overall, the Company's compensation programs are well aligned to both share owner interests and the competitive market and are designed to reward overall Company and individual performance. The Committee will regularly review the current compensation programs to ensure such alignment continues.

Compensation Benchmarking

        In determining total compensation levels for the named executive officers, the Committee reviews tally sheets and market pay. Tally sheets allow the Committee to understand total historical pay opportunity, realizable pay, current unvested compensation, accumulated wealth, perquisites, benefits, and amounts payable upon separation from service under various events. For comparisons of compensation opportunities with the market, the Committee examines two sources of market data—data from a group of comparator companies and data from published surveys.

        The comparator group of companies is a selected mix of companies in the packaging and manufacturing sectors with an emphasis on companies with characteristics similar to the Company such as size, global presence, asset intensity, and other relevant factors. The Committee's executive compensation consultant reviews available data from public companies and, based on its knowledge of our industry and the Committee's perspective, recommends companies for possible inclusion in the comparator group. The Committee determines the list of companies to be included and reviews the list annually. The intent is to maintain stability in the comparator group over time, although changes may be made based on comparator company performance, mergers / acquisitions, and other relevant factors.

        During 2010, the Committee, with input from its executive compensation consultant, reduced the number of companies included in the comparator group from 25 to 19. BorgWarner, Inc., Dover Corporation, Eastman Chemical Company, ITT Corporation, Timken Company and Smurfit-Stone were removed from the comparator group as it was determined that the business of these companies was only tangentially related to the businesses of the Company and therefore not as relevant for future compensation practice comparisons. The Committee determined that the revised comparator group, which increased the proportion of packaging industry companies in the group, was better matched to the Company in terms of revenue and market capitalization.

Comparator Group Companies

Ball Corp. Bemis Co. Inc. Crown Holdings Inc. Cummins Inc. Dana Eaton Corp. Illinois Tool Works Ingersoll-Rand Co. Ltd. Meadwestvaco Corp. Owens Corning	Pactiv Corp. Parker-Hannifin Corp. PPG Industries, Inc. Praxair Inc. Sealed Air Corp. Silgan Holdings Inc. Sonoco Products Co. Temple-Inland Inc. TRW Automotive Holdings Corp.

Comparison of the Company Revenue and Market Capitalization and Comparator Group

	Low	Median	High	O-I
Revenue ($B)*	$3.1	$7.7	$15.5	$6.6
Market Capitalization ($B)*	$2.7	$6.0	$26.4	$5.0

*
as of 12/31/10. Excludes Pactiv Corp, which was sold in November, 2010.

        In addition to examining the compensation data published by these companies in their proxies, the Committee considers general industry and durable goods manufacturing data published in executive compensation surveys. Although there is a priority placed on proxy data from the comparator group companies, data from surveys of durable goods manufacturing companies allow for a wider comparison.

All survey data have been adjusted (where available) through regression analysis to reflect total Company or applicable business unit revenues.

        For 2010, the following survey sources were used: Towers-Watson Data Services—2010/11 Top Management Survey and William M Mercer—2010 Executive Compensation Survey.

        Data on base pay, annual incentives and long-term incentives for the Company's named executive officers are viewed individually and in the aggregate when reviewing total compensation levels.

Assessment of Pay and Performance

        To assess the alignment of pay and Company performance during the prior three years, in 2010 the Committee reviewed an historical analysis of the total direct compensation awarded to and paid to the named executive officers and the overall performance of the Company against the pay and performance of the comparator group for the period of 2007–2009 (see above for list of comparator companies). For this purpose, total direct compensation included all base salary, annual incentive payouts, and the realized value (i.e., award level multiplied by the closing price of the Company stock on December 31, 2009) of all long-term incentive awards made to the named executive officers during fiscal years 2007, 2008 and 2009. Historical Company performance was evaluated on several key financial metrics: revenue growth, EBIT margin, earnings per share growth, return on invested capital and total shareholder return. These metrics were chosen as they strike a balance between growth and return measures, offer an external investor perspective (i.e., TSR), and describe the Company's bottom-line business performance and capital efficiency. In addition, ROIC and EPS measures were used in the performance share plan for the 2007–2009 time period.

        The study showed that the Company's performance relative to the comparator companies was near the 79th percentile for 2009 and near the 100th percentile for the three year period. Overall, the study indicated that the compensation realized by the CEO during this period was well aligned with the performance of the Company, as well as competitive with the pay for performance of the comparator group. The study also showed that the compensation realized by the other named executive officers was less competitive than the compensation paid to the comparator group for similar levels of performance.

 Compensation Program Overview

Total Direct Compensation

        Total direct compensation is the combination of base pay, annual incentive and long-term incentives. The Company's compensation strategy is to position target compensation levels (i.e., base salary midpoint, target annual incentive and target long-term incentive) at or near the 50th percentile of the market. In 2010, each component of the compensation program was positioned at approximately the 50th percentile of the competitive market practice. A particular executive officer's total direct compensation opportunity may be higher or lower than the market 50th percentile based on individual performance, experience, past leadership roles, and company performance. In making compensation decisions, the Committee considers each component and the executive officer's total direct compensation to assure overall alignment with the Company's compensation philosophy and principles.

        It is the Company's philosophy that a significant portion of the compensation paid to the CEO and the other named executive officers be "at risk" compensation that is linked to the Company performance and/or the price of the Company's stock. The CEO had approximately 84% of his total direct compensation "at risk" in 2010. The other named executive officers had approximately 63% of their total direct compensation "at risk" in 2010.

Compensation Mix: CEO

Compensation Mix: NEO's

Base Pay

        The base pay program is designed to ensure the Company's ability to attract and retain key executives. The Committee reviews executive officer salaries at least once per year, and may adjust salaries according to current market conditions, individual performance, and the results of benchmarking against survey data.

        In 2010, the Committee approved base salary increases for the named executive officers as follows:

Albert P. L. Stroucken	2.5%
Edward C. White	2.5%
James W. Baehren	2.5%
L. Richard Crawford	2.5%
Jose Lorente	1.5%

        These salary increases were made effective as of April 1, 2010.

Annual Incentive

        The annual incentive is designed to motivate the achievement of overall financial results and motivate individual performance.

        In 2010, the Senior Management Incentive Plan measured the achievement of EBIT margin(1), working capital as a percent of sales(2), and sales revenue.(3) In 2009, the measures were EBIT, gross profit margin and working capital as a percent of sales. The Committee revised the measures for 2010 because it determined that the use of EBIT margin, working capital as a percent of sales, and sales revenue would best drive share owner value and motivate the right leadership behaviors for the Company. As a performance measure, EBIT margin measures the quantitative and qualitative profitability of the Company. Working capital as a percent of sales focuses management on cash generation and provides a meaningful link to the Company's balance sheet. Inclusion of the sales revenue measure ensures a focus on top line growth of the Company. In calculating the results against each performance measure under the annual incentive plan, the impact of an acquisition is excluded from the results only for the year in which the acquisition occurs. Also, all foreign currency amounts used in determining performance results are translated at predetermined rates to avoid unanticipated effects of exchange rate fluctuations.

(1)
EBIT margin is based on the Company's Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense and provision for income taxes and excludes charges for asbestos-related costs, restructuring, asset impairment and other items that management considers not representative of ongoing operations, as well as certain retained corporate costs.

(2)
Working capital is defined as accounts receivable, inventory and repair parts, less accounts payable. Working capital as a percent of sales is calculated using a five point average (measured at December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010).

(3)
Sales revenue is defined as third party net sales as reported annually in the Company's Consolidated Results of Operations.

        An incentive pool is created by exceeding performance thresholds against established targets for EBIT margin, working capital as a percent of sales, and sales revenue. Each measure stands alone and may result in bonus pool funding. For the Company overall, as well as for the business units, the weighting for 2010 was EBIT margin at 60%, working capital as a percent of sales at 20%, and sales revenue at 20%.

        Once the pool is created, 80% of the individual award is based strictly on overall financial results, with the remaining 20% being discretionary to reward individual performance and results and overall leadership contribution to the Company. The awards for Messrs. Stroucken, White, Baehren and Crawford for 2010 were determined by the financial results of the Company as a whole; the award for Mr. Lorente was based 50% on the financial results of the O-I Europe business unit results and 50% on total Company results.

        The Committee reviews and approves the measures and financial targets set for each plan year. In this process, it considers the overall Company budget (as approved by the Board of Directors), the state of the industry and other external economic factors. During 2010, the Committee adjusted the performance targets for the annual incentive plan to exclude results from the Company's operations in Venezuela which were classified as discontinued operations.

        Over the past five years, payouts ranging from zero to 200% of target have been earned at the Company level, which is indicative of the variability of bonus payouts in years when financial performance is lower or higher.

        For 2010, the performance of the Company as a whole was as follows:

	Weight	Target	Actual	Payout (as % of Target)
EBIT margin %	60%	13.4%	13.0%	39.7%
Working Capital %	20%	18.1%	16.9%	40.0%
Sales Revenue $	20%	$6,957.7	$6,681.0	0%
Total Payout (as % of Target)				79.7%

        For 2010, the performance of the O-I Europe business unit was as follows:

	Weight	Target	Actual	Payout (as % of Target)
EBIT margin %	60%	12.9%	11.5%	0%
Working Capital %	20%	22.6%	22.5%	40.0%
Sales Revenue $	20%	$3,127.8	$3,009.0	0%
Total Payout (as % of Target)				40.0%

        Target awards are set for each executive, expressed as a percent of base pay. For 2010, the targets and payouts were:

Name	Target	Actual Payout
	(% of base pay rate)	(% of base pay earned)
Albert P. L. Stroucken	150%	125.5%
Edward C. White	80%	60.6%
James W. Baehren	65%	49.2%
L. Richard Crawford	80%	60.6%
Jose Lorente	65%	38.9%

        In determining the discretionary portion of the 2010 SMIP payouts, the Committee made a subjective assessment of the leadership contribution of each named executive officer and decided that Mr. Stroucken earned 25%, Mr. Lorente earned 20%, and Messrs. Baehren, Crawford and White earned 15% for the discretionary portion of the SMIP.

Long-Term Incentives

        Long-term incentive compensation is delivered solely in the form of equity. Delivering this component of executive compensation as equity further aligns the executive officers' interests with share owner interests. This component of the executive compensation package rewards each executive officer's current contributions to the Company and provides motivation to achieve the Company goals and drive share owner value over time.

        Each year, the Committee determines an overall equity award, expressed in dollar value, for each of the named executive officers. This amount is then allocated among three forms of equity as follows:

  •
  40% of the award value is made in non-qualified stock options

  •
  20% of the award value is made in restricted stock

  •
  40% of the award value is made as performance shares

        Stock options and performance shares, which together represent 80% of the value of the long-term incentive award, have a strong pay for performance orientation. They are a large enough portion of total compensation to have a meaningful impact on the named executive officer's total compensation if goals are not achieved or if the Company shares do not appreciate over the long term. Restricted stock, which comprises 20% of the overall equity award, is intended to foster long-term retention of the Company's named executive officers while still providing alignment of compensation with share owners. The use and overall weighting of performance shares (40% of total long-term incentive fair value) focuses executives on fundamental long-term financial goals in addition to stock price performance. This combination of long-term incentive awards, along with the Company stock ownership guidelines (described below), promotes alignment with share owner interests.

        Individual equity awards are determined based on a review of data from the comparator group, as well as published survey data. Individual awards may vary based on performance, leadership, potential and other relevant factors. When making grant decisions, the Committee focuses on the dollar value of the award. For 2010, the named executive officers received equity grants with the following fair market values:

Name	Target
Albert P. L. Stroucken	$4,050,262
Edward C. White	455,034
James W. Baehren	455,034
L. Richard Crawford	505,043
Jose Lorente	300,024

        The actual amount earned under this plan for stock options and restricted stock is a function of the performance of the Company's stock; for the performance shares, the actual amount earned is a function of both the Company's stock and the Company's performance against pre-established three year goals.

Stock Options

        To determine the number of stock options awarded, 40% of the total long-term incentive award is divided by the Black-Scholes value of the option (using the same assumptions used for financial reporting purposes) on the date of the grant to determine the number of options granted. For instance, assuming an overall long-term incentive award equal to $100,000, Common Stock price of $30.00, and Black-Scholes value of $14.01, the number of options granted would be calculated as follows:

$100,000 X 40% = $40,000 / $14.01 = 2,855 options

        Stock options granted under the long-term incentive program vest 25% on each of the four anniversaries following the grant date. The options expire after a term of seven years.

Restricted Stock

        To determine the number of restricted stock shares awarded, 20% of the total value of the approved equity award is divided by the Common Stock price on the date of grant. For instance, assuming an overall total long-term incentive award equal to $100,000, and Common Stock price of $30.00, the number of restricted stock shares granted would be calculated as follows:

$100,000 X 20% = $20,000 / $30.00 = 667 shares

        Restricted stock shares vest 25% on each of the four anniversaries following the grant date.

Performance Shares

        The third form of equity granted is performance shares. Performance shares are meant to reward financial performance of the Company over a three-year cycle. Grants made in 2008 had a performance cycle of January 1, 2008–December 31, 2010; 2009 grants have a performance cycle of January 1, 2009–December 31, 2011; 2010 grants have a performance cycle of January 1, 2010–December 31, 2012.

        Subject to certain exceptions, performance shares do not vest until the end of the related performance period, subject to achievement of the pre-established goals. The performance criteria for each three-year performance cycle are approved by the Committee at the grant date. The performance shares granted for 2008, 2009 and 2010, measure the Company's performance over three-year periods based on return on invested capital ("ROIC", calculated as EBIT, times one minus the Company's tax rate, divided by the sum of total debt and total share owners' equity), and EPS (defined as earnings per share from continuing operations before asbestos-related charges and items that are not representative of ongoing operations). The ROIC and EPS measures are equally weighted. If performance against both targets is below the threshold level relative to the targets established by the Committee for the three-year period, no award is earned. To the extent that performance against either or both of the targets meets or exceeds the threshold level relative to the established targets for the three-year period, named executive officers can earn from 50% to 150% of the award granted. The Committee reviews audited financial results prior to determining the amount of any award earned under this plan, and there is no discretion applied to individual payout amounts.

        For purposes of determining the number of performance shares granted in 2010, the value of a performance share was set at 80% of the Common Stock price on the date of grant. In 2008 the Committee's compensation consultant conducted an analytical review of the degree of difficulty of the performance goals based on probability testing using historical financial results and predicted volatility. Based on the analysis, the Committee determined that 20% is an appropriate performance discount rate to determine the number of shares to deliver the targeted award value.

        To determine the number of performance shares to grant, 40% of the total value of the approved equity award is divided by 80% of the Common Stock price on the grant date. For instance, assuming an overall long-term incentive award equal to $100,000 and Common Stock price of $30.00, the number of performance shares granted would be calculated as follows:

$100,000 X 40% = $40,000 / ($30.00*80%) = 1,667 units

        If the performance goals are met at the end of the performance period, performance shares are paid out in shares of Common Stock.

        The Committee has discretion to make changes in the performance goals based on certain one-time events, accounting / tax rule changes, changes to capital structure, and / or extraordinary items that do not accurately represent the Company's operating performance.

        For the 2008–2010 performance cycle, performance was below the minimum payout threshold for both ROIC and EPS; as a result, no payout was earned.

	Three-Year Target	Actual	Payout %
ROIC	13.4%	10.5%	0%
EPS	$3.91	$2.60	0%

Application of Compensation Policies

        The Compensation Committee applies the same compensation philosophies and guiding principles when determining total compensation for all named executive officers, including Mr. Stroucken.

        The overall total compensation level for Mr. Stroucken differs from the other named executive officers for several reasons. First, as chief executive officer, Mr. Stroucken has ultimate management responsibility and the key leadership role in the Company and has substantially greater decision making authority and responsibility than other named executive officers. Second, the chief executive officer has the primary responsibility for carrying out the strategic plans and policies of the Company and is the officer with ultimate accountability. Finally, the amount of the chief executive officer's compensation is higher than the other named executives as it is reflective of the competitive market for chief executive officer services in the comparator group and not because of different compensation policies.

Equity Granting Practices

        The Committee has established a formal process to govern equity grants. The same process is used for all employees receiving equity grants, including the named executive officers. Each December, the Committee is asked to determine the overall amount (dollar value) of equity available for awards during the upcoming year's grant cycle. In making a proposal to the Committee, the Company reviews prior year grants, current competitive market data, run rate and overhang data, and each executive officer's overall compensation package in relation to the market. Once the overall amount of equity available is determined, the chief executive officer makes individual award recommendations for each senior executive. These recommendations are presented to the Committee for review and approval. The Committee works with the executive compensation consultant to determine the grant value for the chief executive officer using the same general criteria. The option strike price is determined on the date the awards are approved by the Committee and is set at the closing price of the Common Stock on the date of approval (or the last business day prior to the grant date if the grant date falls on a non-business day).

        The Committee has adopted March 7 of each year as the date of grant for all annual equity awards. This date falls outside of the quarterly blackout periods prescribed under the Addendum to Insider Trading Policy applicable to all named executive officers.

Stock Ownership Guidelines

        The Company has stock ownership guidelines for all of the named executive officers. The guidelines are as follows:

  •
  chairman & chief executive officer—5 times base salary

  •
  senior business / function leaders—2.5 times base salary

  •
  other key leaders (as designated by chief executive officer)—1.5 times base salary

        The guidelines state that the targeted level of ownership must be achieved within five years of the time the individual becomes subject to the guidelines. In addition, the Committee has also implemented share retention guidelines. These guidelines state that, until the stock ownership guidelines are met, named executive officers are required to retain 75% of the "net profit shares" acquired from option exercises, or vested restricted stock or performance shares. "Net profit shares" are those shares remaining after payment of tax obligations and, if applicable, option exercise costs.

        The Committee reviews ownership levels for executive officers on an annual basis. Failure to comply with the stock ownership and retention guidelines may result in delays of promotions and / or future compensation increases.

        Ownership achievement against guideline is measured at June 30 each calendar year, based on a 200-day moving average of the stock price. For 2010, all of the named executive officers achieved and exceeded their current ownership guidelines, as shown below:

	Expected Ownership Level June 30, 2010 (as a multiple of salary)	Actual Ownership Level June 30, 2010 (as a multiple of salary)
Albert P. L. Stroucken	5.0 × salary	19.2 × salary
Edward C. White	2.5 × salary	11.8 × salary
James W. Baehren	2.5 × salary	14.9 × salary
L. Richard Crawford	2.5 × salary	13.1 × salary
Jose Lorente	2.5 × salary	4.5 × salary

Tax Deductibility under 162(m)

        Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1,000,000 to named executive officers based in the U.S. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by share owners and meet other requirements. The Company's policy is to qualify its incentive compensation programs for full corporate deductibility, to the extent feasible and consistent with its overall compensation goals. The Company has taken steps to qualify its annual incentives, as well as stock options and performance share awards under its equity plan, for full deductibility as "performance-based compensation". The Company may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the Company's compensation objectives and to protect share owner interests.

Health and Welfare and Retirement Benefits

        The Company maintains a comprehensive health and welfare benefits plan for all its U.S. based employees. The benefits offered to U.S. executive officers under this plan are essentially the same as those offered to all U.S.-based salaried employees of the Company. Named executive officers residing outside the U.S. generally participate in health and welfare benefit plans offered to salaried employees in their home location.

        The Company also maintains life insurance benefits for its named executive officers who were officers prior to 2006. Six months and one day after retirement, the paid-up policy is distributed to the executive officer. The retiring executive officer also receives a tax reimbursement for the value of the policy. In 2006, the Company closed this plan to new entrants. Named executive officers hired in the U.S. after December 31, 2005 are covered by a term life policy. The term life policy may be converted, at the participant's expense, to an individual policy upon termination or retirement, subject to the terms and conditions of the insurance company.

        The U.S. Salary Retirement Plan (a defined benefit pension plan), was closed to new entrants after December 31, 2004. Also effective December 31, 2004, the Company changed the way that benefits can be paid. Benefits accrued at December 31, 2004 are eligible to be paid in a lump sum upon retirement at the option of the participant. Benefits accrued post-December 31, 2004, however, are only eligible to be paid on an annuity basis. As a qualified plan, benefits are limited by IRS regulations. For those U.S. employees who earn compensation in excess of IRS limits, the Company maintains an unfunded Supplemental

Retirement Benefit Plan ("SRBP"). This plan allows for benefits in excess of the IRS limits to be accrued and paid to participants upon retirement. As a non-qualified plan, all payments are made in a lump sum out of the general assets of the Company. Mr. Stroucken accrues a benefit under this plan pursuant to the terms of his employment agreement.

        The Company maintains a defined contribution plan for the benefit of employees in Brazil; Mr. Lorente is a participant in this plan. Similar to a 401(k) plan in the United States, this plan provides employees the opportunity to contribute on a tax advantaged basis, and to receive a Company match on their contributions. The plan complies with local regulations governing defined contribution benefits in Brazil.

        The Stock Purchase and Savings Program ("SPASP") is a defined contribution plan, provided under Section 401(k) of the Internal Revenue Code. Contributions to the plan are subject to annual limits established by the IRS. While employees may direct their own contributions into a number of provided investments, the Company match is made in Common Stock. The match is immediately vested, and participants can move the match out of Common Stock, and into any of the other investments, at any time subject to blackout periods and other trading window restrictions. For participants hired January 1, 2005 and later, who are not eligible to participate in the U.S. Salary Retirement Plan, the Company also makes a base contribution to the SPASP each payroll period, which is invested in the same investment options selected by the participants for their own contributions.

Other Benefits

        The Company provides limited perquisites to the named executive officers that the Committee has determined to be competitive with the practices of the comparator group companies. These perquisites include an automobile allowance, executive physicals, financial planning and tax preparation, and restricted personal use of the Company aircraft. Under Board policy, for security reasons, the Company's chief executive officer generally uses the Company aircraft for both business and personal travel. Per the terms of his employment agreement, Mr. Stroucken's personal use of the Company aircraft is limited to 50 hours per year. Personal use of the Company aircraft by any other named executive officer requires the approval of the chief executive officer.

Eligible Executives
Company Benefits & Perquisites	Value Provided by the Company
		Stroucken	White	Baehren	Crawford	Lorente

Health & Welfare—US Executives
Health, Dental, Vision, Short- & Long-Term Disability	Comprehensive coverage	X	X	X	X
Retiree Medical			X	X	X
Supplemental Whole Life (hired prior to 2006)	3x Base Salary		X	X	X
Supplemental Term Life (hired after 2006)	3x Base Salary	X
Health & Welfare—Non-US Executives
Supplemental Whole Life (hired prior to 2006)	$400,000					X
Term Life Insurance	$1,920,000					X
International Health Insurance Policy	Comprehensive coverage					X
Retirement—Qualified
Salary Retirement Plan (DB1)[3]	1.212% × Pay[4] × Service		X	X	X
Stock Purchase & Savings Program (DC2)[6]	2% Base Salary	X
Brazil defined contribution plan (DC2)						X
Stock Purchase & Savings Program (DC2)	50% up to first 8% Base Salary	X	X	X	X
Retirement—Non-Qualified
Supplemental Retirement Benefit Plan (DB1)	1.212% × Pay[4] × Service + 0.176% × Pay[5] × Service	X	X	X	X
Unfunded Executive Deferred Savings Plan (DC2)	Defer up to 19% Base Salary with Interest[7]	X	X	X	X
Perquisites
Car Allowance	$2,000 per month	X	X	X	X
Financial Planning & Tax Preparation	Up to $15,000 per year	X	X	X	X
Physical Examination	Up to $3,500 per year (single provider in Toledo)	X	X	X	X
Personal Aircraft Usage	Up to 50 hours per year	X

1.
DB = Defined Benefit (e.g., pension plan)

2.
DC = Defined Contribution (e.g., 401(k) plan)

3.
Defined benefit pension plan was closed to new entrants after 12/31/2004, but participants continue to accrue benefits

4.
Pay = average annual earnings for high three years of salary plus annual incentive (if applicable)

5.
Pay = average annual earnings above the Social Security wage rate at retirement

6.
For participants hired after 1/1/2005

7.
For deferrals prior to January 1, 2009, interest compounded monthly with annual rate equal to average annual yield on domestic corporate bonds of Moody's A-rated companies. For deferrals after December 31, 2008, accounts are credited with performance equivalent to the performance of the funds available under the Company's qualified 401(k) plan based on individual investment elections.

        As of January 1, 2010, the Company eliminated tax gross-ups on reimbursements for personal use of Company aircraft, financial planning and tax preparation. The Company also eliminated reimbursement to the named executive officers for home security systems.

        Per the Company's International Assignment program, employees on assignment outside of their home country are provided specific tax equalization and gross-up benefits to offset additional personal taxes incurred due to the assignment. Mr. Lorente is eligible for the tax equalization and gross-up benefits of the international assignment program.

        Due to existing contractual arrangements, gross-ups on payments made for executive life insurance and secular trust benefits have been continued only for those participants already covered by such benefits. Messrs. White, Baehren and Crawford are eligible for gross-ups on annual economic value of an executive life insurance benefit; Messrs. Crawford and Baehren are eligible for gross-ups on payments made into secular trust arrangements. These benefits are not available to new entrants. The Committee had previously reviewed the existing arrangements and determined that it was not in the share owners' best interest to incur the costs to eliminate these contractually based benefits for those who were eligible. In addition, although Mr. Stroucken's employment agreement provides for a gross-up on his executive life insurance coverage, Mr. Stroucken has waived his right to receive such a gross-up.

Roles and Responsibilities

        There are many inputs to the executive compensation process, as well as the appropriate governance and compliance mechanisms. In general, the Committee has primary responsibility for discharging the Board's responsibilities relating to compensation of the Company's executive officers. See description of the Committee above under the heading "Committees of the Board."

Executive Compensation Consultant

        To assist the Compensation Committee in carrying out its duties and responsibilities, the Committee engages the services of an executive compensation consultant. During the first quarter of 2010, Towers-Watson provided executive compensation consulting services to the Committee. After a formal review and selection process, the Committee engaged Mercer (US) Inc. ("Mercer") as its executive compensation consultant going forward. Mercer provides the Committee with competitive market compensation data for senior executives and information on current issues and trends on executive compensation program design and governance; advises the Committee on the overall design and implementation of the Company's executive compensation programs including various analyses related to incentive plan structure and award levels; assists with proxy disclosure requirements; and provides ongoing advice to the Committee on regulatory and other technical developments that may affect the Company's executive compensation programs.

        During 2010 specifically, Mercer provided advice to the Committee on matters including: (i) providing competitive market data on compensation for executives; (ii) conducting the study on historical pay and performance versus the Company's comparator group; (iii) providing advice with respect to executive compensation matters, including annual and long-term incentive programs, share utilization and pay mix; and (iv) advising the Committee about regulatory and legislative updates. The fees paid to Mercer for providing such consulting services to the Compensation Committee in 2010 were $185,085.

        In its capacity as the executive compensation consultant to the Compensation Committee, Mercer reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the executive compensation consultant will typically collaborate with management to obtain data, provide background on program history and operation, and clarify pertinent information. Working under the Committee's direction, both the Committee and management will review and discuss key issues and alternatives during the development of recommendations, and prior to presentation for final approval.

        With the full knowledge of the Committee, the Company has engaged Mercer to provide other consulting services to the Company from time to time. Accordingly, the Committee and Mercer have agreed upon certain specific protocols, including reporting relationships, sharing of information and recommendations with management, the role and responsibilities of the lead executive compensation consultant, to avoid the potential for conflicts of interest. The Committee annually receives information relating to all services that Mercer provides to the Company and fees that Mercer receives for such services. The aggregate fees for Mercer's consulting services to the Company (other than those for executive compensation consulting services to the Compensation Committee) for 2010 were $654,208.

        During the first quarter of 2010, Towers-Watson assisted the Committee in reviewing the annual proxy statement disclosures. The fees paid to Towers-Watson for providing such consulting services to the Compensation Committee in 2010 were $54,768. The aggregate fees for Towers-Watson's consulting services to the Company (other than those for executive compensation consulting services to the Compensation Committee) for 2010 were $3,143,630.

        The Compensation Committee believes that its executive compensation consultant provides candid, direct and objective advice that is independent of management, to the Compensation Committee, which is not influenced by any other economic relationship that the executive compensation consultant might have with the Company. To ensure ongoing independence and objectivity of advice, the executive compensation consultant:

  •
  is engaged by and reports directly to the Compensation Committee and its Chair

  •
  can only be terminated by the Compensation Committee or its Chair

  •
  meets as needed with the Compensation Committee in executive sessions that are not attended by any of the Company's officers

  •
  has direct access to all members of the Compensation Committee during and between meetings

  •
  is not the client relationship manager of his/her firm with regards to other business for the Company

  •
  cannot directly, or indirectly through a member of the consulting team, participate in any activities related to other consulting services provided to the Company.

Chief Executive Officer

        The Company's chief executive officer attends Committee meetings and is responsible for providing relevant input on the compensation elements of the executive officers, including individual performance input, and making specific recommendations on base salaries, annual and long-term incentives, and promotions.

        The chief executive officer is also responsible for discussing the key business drivers behind the executive compensation results, including the establishment of the plan metrics, and periodically discussing the results achieved against those metrics. The chief executive officer is excluded from executive sessions and from discussions involving his compensation.

Senior Vice President, Chief Human Resources Officer

        The senior vice president and chief human resources officer ("SVP CHRO") is responsible for coordinating Committee activities, including proposing meeting agendas based on the Committee's planning calendar and decision making responsibility, arranging for meetings outside of the normal meeting cycle as appropriate, and, working in concert with the Committee's executive compensation consultant, preparing the appropriate materials for review by the Committee. The SVP CHRO follows up on meeting action items and other assignments from the Committee and is available for consultation with the Committee as needed.

        In this role, the SVP CHRO normally consults with the chief executive officer, chief financial officer, general counsel and the corporate secretary. Each may be asked to prepare information for Committee review, attend Committee meetings as appropriate, and provide relevant background information for inclusion in Committee materials.

Involvement of other Executive Officers

        The Company's chief financial officer prepares and provides all financial results to the Committee as necessary to determine achievement against goals in the various incentive compensation plans. At the Committee's request, the chief financial officer provides commentary, discusses overall results providing appropriate information relative to achievement (or under or over achievement as may be the case), and plays an active role in development of the goals presented for approval in incentive compensation plan design.

        The general counsel participates in Committee meetings and is responsible for providing relevant legal advice to the Committee on its executive compensation plans, and ensuring compliance with all appropriate regulations, including SEC and IRS regulations, that impact executive compensation.

        The corporate secretary also participates in Committee meetings, taking appropriate minutes to preserve a record of discussion and actions.

Employment Agreements

        The Company entered into an employment agreement with the chief executive officer effective December 4, 2006, the terms of which were disclosed on Form 8-K/A dated November 28, 2006. The Company has entered into severance agreements with certain officers, including the other named executive officers listed in the Summary Compensation Table, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company in the event of a not-for-cause termination of the participant. The agreements provide for termination of employment at any time, with or without cause, and further provide that the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

BOARD COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Hugh H. Roberts, Chair
Peter S. Hellman
Anastasia D. Kelly
Corbin A. McNeill, Jr.
Dennis K. Williams

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Comp Earnings ($)	All Other Compensation ($)(4)		Total ($)
Albert P. L. Stroucken	2010	$1,018,750		$0	$2,835,335	(6)	$1,619,996	$1,278,811	$917,990	$120,639		$7,791,522
Chairman, Chief Executive	2009	1,000,000	(5)	0	2,800,986	(6)	1,599,998	2,441,500	737,878	181,949	(5)	8,762,311
Officer, and President	2008	987,500	(5)	0	2,799,990	(6)	1,600,000	559,913	29,181	221,036	(5)	6,197,620
Edward C. White	2010	421,809		0	318,554	(6)	181,994	255,498	728,576	73,318		1,979,749
Senior Vice President and	2009	414,046	(5)	0	315,114	(6)	179,999	520,671	1,116,972	133,543	(5)	2,680,345
Chief Financial Officer	2008	410,546	(5)	0	314,979	(6)	180,006	124,149	22,137	124,890	(5)	1,176,707
James W. Baehren	2010	391,480		0	318,554	(6)	181,994	192,666	328,978	77,243		1,490,915
Senior Vice President, Strategic	2009	384,275	(5)	0	315,114	(6)	179,999	356,934	398,764	127,280	(5)	1,762,366
Planning and General Counsel	2008	381,026	(5)	0	314,979	(6)	180,006	93,618	95,455	114,021	(5)	1,179,105
L. Richard Crawford	2010	464,346		0	353,556	(6)	202,002	281,264	493,290	84,857		1,879,315
Senior Vice President,	2009	455,800	(5)	0	350,123	(6)	200,000	468,964	530,713	90,189	(5)	2,095,790
Chief Technology and	2008	449,350	(5)	0	350,012	(6)	199,998	135,883	120,963	111,499	(5)	1,367,705
Operations Officer
Jose Lorente	2010	464,228		0	210,042	(6)	119,993	177,658	360,652	1,347,350		2,679,924
President, Europe	2009	393,949		0	210,076	(6)	119,999	365,270	561,973	446,366		2,097,633

(1)
Amounts in this column reflect the grant date fair value of restricted shares and performance unit awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Note 1 to the Consolidated Financial Statements for 2010 contained in the Form 10-K filed with the SEC on February 10, 2011.

(2)
Amounts in this column reflect the grant date fair value of options granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Note 1 to the Consolidated Financial Statements for 2010 contained in the Form 10-K filed with the SEC on February 10, 2011.

(3)
Except as otherwise provided, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated.

(4)
All Other Compensation is summarized below:

		Executive Life Insurance Premium(a)	Financial Planning(b)	Executive Physical	Automobile(c)	Personal Use of Company Aircraft(d)	Secular Trust Life Insurance Premium(e)	Other Miscellaneous Income(f)	Tax Payments(g)
Albert P. L. Stroucken	2010	$23,809	$15,838	$2,382	$24,000	$54,610	$0	$0	$0
Edward C. White	2010	9,999	15,000	0	24,000	0	0	16,872	7,447
James W. Baehren	2010	7,025	2,520	2,737	24,000	0	12,750	15,052	13,159
L. Richard Crawford	2010	3,060	2,827	0	24,000	15,758	11,125	18,574	9,513
Jose Lorente	2010	14,653	699	0	8,158	0	0	406,474	917,366

(a)
Actual premium payments for executive life insurance policies equal to three times base annual salary for the named executive officer, with the exception of Mr. Lorente who has $2,320,000 of life insurance coverage.

(b)
Named executive officers are eligible for reimbursement for professional advice related to tax, estate planning, and financial planning.

(c)
Messrs. Stroucken, White, Baehren and Crawford each received an automobile allowance of $24,000 in 2010. The automobile allowance is a grandfathered benefit which will not be offered to named executive officers in the future. The Company paid $8,158 to provide Mr. Lorente with a leased automobile as part of his international assignment arrangement.

(d)
The amounts shown in this column reflect the personal use of Company aircraft by the named executive officers. Under Board policy, for security reasons, the Company's Chief Executive Officer generally uses the Company aircraft for both business and personal travel. Personal use of Company aircraft by any other officers requires the approval of the Chief Executive Officer. The amounts shown for 2010 reflect the variable costs of personal flights taken by the respective officers. Variable costs were calculated based on a methodology that reflects average costs of operating each aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, on-board catering and communications charges, and other miscellaneous variable costs. Since the aircraft are used primarily for business travel, fixed costs that do not change based on usage such as pilot compensation, the purchase or lease costs of the aircraft, and maintenance not related to travel are excluded.

(e)
Amount represents payment of a life insurance premium held in a secular trust in Messrs. Baehren's and Crawford's names. These policies were purchased under an agreement between Messrs. Baehren and Crawford and the Company to provide a secured executive retirement benefit as an offset to the Company's qualified and non-qualified pension plans.

(f)
The amount shown in this column for Mr. White represents qualified defined contribution match of $4,400 and non-qualified defined contribution match of $12,472

The amount shown in this column for Mr. Baehren represents qualified defined contribution match of $9,800 and non-qualified defined contribution match of $5,252

The amount shown in this column for Mr. Crawford represents qualified defined contribution match of $3,667 and non-qualified defined contribution match of $14,907

The amount shown in this column for Mr. Lorente represents the Company contribution to the Brazil retirement plan of $101,993; Company reimbursement of dependent child schooling costs of $24,351; allowance paid to Mr. Lorente for continued voluntary participation in Brazil pension and statutory retirement benefit programs of $36,726; and benefits pursuant to the terms of an expatriate agreement in the amounts of $133,040 for goods and services allowance, $85,511 for housing, $5,282 for rental car for spouse, $4,840 for utilities, and $14,731 for private health care coverage.

(g)
With respect to Messrs. White, Baehren and Crawford, the amounts shown in this column include tax gross-ups for life insurance benefits and gross-up on matches made to a NQ defined contribution plan during 2010. The amount shown for Mr. Lorente includes a tax equalization and gross-up amount of $917,336 attributable to benefits provided pursuant to the terms of an expatriate agreement.

For Mr. White, $7,137 attributable to premiums paid during 2010 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. White; and $310 attributable to the non-qualified defined contribution match.

For Mr. Baehren, $13,047 attributable to premiums paid during 2010 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. Baehren; and $113 attributable to the non-qualified defined contribution match.

For Mr. Crawford, $9,193 attributable to premiums paid during 2010 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. Crawford; and $319 attributable to the non-qualified defined contribution match.

(5)
The amounts provided for automobile allowances are included under the "All Other Compensation" column; amounts reported in 2009 and 2008 have been reclassified from the "Salary" column to the "All Other Compensation" column as follows: Mr. Stroucken received $24,000 in 2009 and $24,000 in 2008; Mr. White received $24,000 in 2009 and $14,000 in 2008; Mr. Baehren received $24,000 in 2009 and $12,000 in 2008; and Mr. Crawford $24,000 in 2009 and $10,000 in 2008.

(6)
Column represents the total value of restricted stock and performance unit awards at grant date fair market value. In the event the performance unit award pays out at maximum value, the total award value is:

For Mr. Stroucken for 2010, $3,847,999; 2009, $3,801,480; for 2008, $3,799,994.

For Mr. White for 2010, $432,325; 2009, $427,668; for 2008, $427,472.

For Mr. Baehren for 2010, $432,325; 2009, $427,668; for 2008, $427,472.

For Mr. Crawford for 2010, $479,832; 2009, $475,183; for 2008, $475,013.

For Mr. Lorente for 2010, $285,057; 2009, $285,114.

GRANTS OF PLAN-BASED AWARDS IN 2010

								All Other Stock Awards: Number Of Shares or Units (#)(3)	All Other Option Awards: Number Of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($ Per Share)(5)	Grant Date Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert P. L. Stroucken	3/7/2010	$0	$1,528,125	$3,056,250	32,635	65,270	97,905	26,104	111,570	$31.03	$4,455,332
Edward C. White	3/7/2010	0	337,447	674,895	3,667	7,333	11,000	2,933	12,534	31.03	500,548
James W. Baehren	3/7/2010	0	254,462	508,924	3,667	7,333	11,000	2,933	12,534	31.03	500,548
L. Richard Crawford	3/7/2010	0	371,477	742,954	4,070	8,139	12,209	3,255	13,912	31.03	555,558
Jose Lorente	3/7/2010	0	301,748	603,497	2,418	4,835	7,253	1,934	8,264	31.03	330,035

(1)
This column shows the amounts representing the annual incentive opportunity available under the Senior Management Incentive Plan at Threshold, Target and Maximum payout levels set for 2010. See "Compensation Discussion and Analysis—Annual Incentive" for further discussion. Actual payouts will vary based on actual base pay earned during the performance period.

(2)
This column shows the performance shares granted under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long-Term Incentives" for further discussion regarding the awards. No performance shares will be paid, if any, until 2013.

(3)
This column shows the number of shares of time-based restricted stock granted in 2010 to each of the named executive officers under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long-Term Incentives" for further discussion regarding the awards. The restrictions on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.

(4)
This column shows the number of stock options granted in 2010 to each of the named executive officers under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long-Term Incentives" for further discussion regarding the awards. The options vest and become exercisable in equal annual installments on each of the first four anniversaries of the grant date.

(5)
This column shows the exercise price for the stock options granted in 2010 to each of the named executive officers, which was the last available closing price of the Company's Common Stock on the date the Compensation Committee granted the options.

(6)
The full grant date fair value was computed in accordance with the assumptions set forth in Note 1 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2011. There can be no assurances that the amounts shown in the table will be realized by the named executive officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

							Stock Awards
		Option Awards										Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(27)
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market value of Shares or Unit That Have Not Vested ($)(23)
Albert P. L. Stroucken	2010	0	(1)	111,570	$31.03	3/7/2017	26,104	(12)	$801,393	65,270	(24)	$2,003,789
	2009	96,153	(2)	288,462	10.13	3/7/2016	59,230	(13)	1,818,361	197,531	(25)	6,064,202
	2008	48,781	(3)	48,780	53.00	3/7/2015	7,546	(14)	231,662	37,736	(26)	1,158,495
	2006	317,796	(4)	0	19.58	12/4/2013	0	(16)	0
	2006	340,051	(5)	0	19.58	12/4/2013
Edward C. White	2010	0	(1)	12,534	31.03	3/7/2017	2,933	(12)	90,043	7,333	(24)	225,123
	2009	10,817	(2)	32,452	10.13	3/7/2016	6,664	(13)	204,585	22,222	(25)	682,215
	2008	5,488	(3)	5,488	53.00	3/7/2015	848	(14)	26,034	4,245	(26)	130,322
	2007	13,818	(6)	4,606	23.96	3/7/2014	939	(15)	28,827
	2006	16,528	(7)	0	18.25	2/8/2013	0	(17)	0
	2005	3,750	(8)	0	24.17	3/31/2012	0	(18)	0
	2004						10,000	(19)	307,000
	2003						8,000	(20)	245,600
	2002						6,000	(21)	184,200
	1999						3,000	(22)	92,100
James W. Baehren	2010	0	(1)	12,534	31.03	3/7/2017	2,933	(12)	90,043	7,333	(24)	225,123
	2009	10,817	(2)	32,452	10.13	3/7/2016	6,664	(13)	204,585	22,222	(25)	682,215
	2008	5,488	(3)	5,488	53.00	3/7/2015	848	(14)	26,034	4,245	(26)	130,322
	2007	13,818	(6)	4,606	23.96	3/7/2014	939	(15)	28,827
	2006	20,761	(7)	0	18.25	2/8/2013	0	(17)	0
	2005	15,000	(8)	0	24.17	3/31/2012	0	(18)	0
	2004	15,000	(9)	0	12.68	3/11/2014	15,000	(19)	460,500
	2003						12,000	(20)	368,400
	2002						10,000	(21)	307,000
	1999						3,000	(22)	92,100
L. Richard Crawford	2010	0	(1)	13,912	31.03	3/7/2017	3,255	(12)	99,929	8,139	(24)	249,867
	2009	12,019	(2)	36,058	10.13	3/7/2016	7,404	(13)	227,303	24,691	(25)	758,014
	2008	6,098	(3)	6,097	53.00	3/7/2015	943	(14)	28,950	4,717	(26)	144,812
	2007	13,818	(6)	4,606	23.96	3/7/2014	939	(15)	28,827
	2006	17,532	(7)	0	18.25	2/8/2013	0	(17)	0
	2005	9,500	(8)	0	24.17	3/31/2012	0	(18)	0
	2004	8,000	(9)	0	12.68	3/11/2014	12,000	(19)	368,400
	2003	3,500	(10)	0	9.93	2/18/2013	12,000	(20)	368,400
	2002	4,000	(11)	0	9.99	1/3/2012	10,000	(21)	307,000
	1999						3,000	(22)	92,100
Jose Lorente	2010	0	(1)	8,264	31.03	3/7/2017	1,934	(12)	59,374	4,835	(24)	148,435
	2009	7,211	(2)	21,635	10.13	3/7/2016	4,443	(13)	136,400	14,815	(25)	454,821
	2008	3,354	(3)	3,353	53.00	3/7/2015	518	(14)	15,903	2,594	(26)	79,636
	2007	6,141	(6)	2,047	23.96	3/7/2014	418	(15)	12,833
	2006	3,460	(7)	0	18.25	2/8/2013	0	(17)	0
	2005	2,000	(8)	0	24.17	3/31/2012	0	(18)	0
	2004	2,000	(9)	0	12.68	3/11/2014	2,000	(19)	61,400
	2003						1,000	(20)	30,700

OPTION AWARD VESTING SCHEDULE

			Exercisable Dates
	Option Grant Date	Option Price	25%	25%	25%	25%
(1)	March 7, 2010	$31.03	3/7/11	3/7/12	3/7/13	3/7/14
(2)	March 7, 2009	$10.13	3/7/10	3/7/11	3/7/12	3/7/13
(3)	March 7, 2008	$53.00	3/7/09	3/7/10	3/7/11	3/7/12
(4)	December 4, 2006	$19.58	12/4/06	12/4/06	12/4/06	12/4/06
(5)	December 4, 2006	$19.58	12/4/07	12/4/08	12/4/09	12/4/10
(6)	March 7, 2007	$23.96	3/7/08	3/7/09	3/7/10	3/7/11
(7)	February 8, 2006	$18.25	2/8/07	2/8/08	2/8/09	2/8/10
(8)	March 31, 2005	$24.17	3/31/06	3/31/07	3/31/08	3/31/09
(9)	March 10, 2004	$12.68	3/10/05	3/10/05	3/10/05	8/11/05
(10)	February 18, 2003	$9.93	3/16/04	4/29/04	11/4/04	12/6/04
(11)	January 2, 2002	$9.99	1/31/03	6/9/04	11/5/04	12/6/04

RESTRICTED STOCK VESTING SCHEDULE

	Grant Date	Vesting Terms
(12)	March 7, 2010	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(13)	March 7, 2009	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(14)	March 7, 2008	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(15)	March 7, 2007	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(16)	December 4, 2006	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(17)	February 8, 2006	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(18)	March 31, 2005	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(19)	March 10, 2004
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.

	Grant Date	Vesting Terms
(20)	February 17, 2003	The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.
(21)	February 2, 2002
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on
(22)	May 17, 1999
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on
(23)	Market value is computed based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2010 ($30.70), the last business day of the year.

PERFORMANCE SHARE VESTING SCHEDULE

	Grant Date	Vesting Terms
(24)	March 7, 2010	Performance shares for the grant period of 2010–2012. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."
(25)	March 7, 2009	Performance shares for the grant period of 2009–2011. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."
(26)	March 7, 2008	Performance shares for the grant period of 2008–2010. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."
(27)	Market value is computed based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2010 ($30.70), the last business day of the year.

 OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
Name	Number Of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Albert P. L. Stroucken	0	$0	158,504	$4,861,533
Edward C. White	0	0	18,417	564,876
James W. Baehren	0	0	18,074	555,670
L. Richard Crawford	7,500	178,489	18,176	559,639
Jose Lorente	0	0	8,254	255,258

PENSION BENEFITS

		2010 Values
	Plan Name	Number of Years of Credited service (#)		Present value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Albert P. L. Stroucken	Salary Pension Plan	—		$0	0
	Supplemental Retirement Benefit Plan	5.5	(1)	2,719,363	0
Edward C. White	Salary Pension Plan	35.67		1,646,337	0
	Supplemental Retirement Benefit Plan	35.67		3,039,419	0
James W. Baehren	Salary Pension Plan	18.67		1,129,606	0
	Supplemental Retirement Benefit Plan	18.67		645,649	0
L. Richard Crawford	Salary Pension Plan	27.42		1,069,981	0
	Supplemental Retirement Benefit Plan	27.42		787,387	0
Jose Lorente	Brazil pension plan(2)	27.92		3,387,056	0

(1)
Mr. Stroucken's service includes 1.5 years of additional service included in the SRBP benefit, per his employment agreement described above under the heading "Employment Agreements." The incremental value due to the additional service granted to Mr. Stroucken equals $741,644 for 2010.

(2)
Mr. Lorente continues to participate in the O-I Brazil defined contribution retirement plan.

Assumptions For Salary Pension Plan and Supplementary Benefit Plan:
Mortality:

No pre-retirement mortality is assumed. After retirement, mortality is RP 2000 projected to 2018 adjusted for white collar workforce. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

Lump sum rate (Salary Retirement Plan):	5.23%
Lump sum rate (Supplemental Retirement Benefit Plan):	4.84%
Annuity Rate (Salary Retirement Plan):	5.23%
Annuity Rate (Supplemental Retirement Benefit Plan):	N/A

  Actual 2010 pensionable earnings used (Pensionable Earnings = Base salary earned in 2010 + actual SMIP earned for 2010).

  Salaried benefits accrued prior to December 31, 2004 and all SRBP benefits are assumed to be taken as a lump sum. Benefits accrued after December 31, 2004 are assumed to be taken as an annuity.

NON-QUALIFIED DEFERRED COMPENSATION(1)

	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Albert P. L. Stroucken	$ 0	$ 0	$ 0	$ 0	$ 0
Edward C. White	59,244	12,472	19,273	0	418,440
James W. Baehren	9,318	5,252	8,090	0	155,078
L. Richard Crawford	37,277	14,907	6,973	0	188,044
Jose Lorente(5)	not eligible	not eligible	not eligible	not eligible	not eligible

(1)
Participants may defer up to 100% of base salary into the Executive Deferred Savings Plan. Deferrals made prior to January 1, 2009, including the Company match on such deferrals, may be credited to a "cash deferral account" or a "stock deferral account" at the individual's election. Interest is credited in the "cash" account, compounded monthly, at a rate equal to the average annual yield on domestic corporate bonds of Moody's A-rated companies. The "stock" account is credited with a number of stock units equal in value to the amount specified to be credited to each respective account, and the value of such account is determined by reference to the closing price of the Company's stock on the principal exchange on which Company stock is traded on the day before the date on or as of which such value is being determined or, if no Company stock was traded on such day, then on the next preceding trading day on which Company stock was so traded. Deferrals after December 31, 2008, including the Company match on such deferrals, are credited to accounts that mirror the performance of the funds available under the Company's qualified 401(k) plan. Upon any termination of employment, the account balance is paid out in its entirety as soon as practical following such termination.

(2)
Amounts in this column are included in the named executive officer's base salary on the "Summary Compensation Table."

(3)
Amounts in this column are included in the "All Other Compensation" column on the "Summary Compensation Table."

(4)
Amounts in this column are not included in any of the amounts reported on the "Summary Compensation Table."

(5)
Mr. Lorente is not eligible to participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following tables show the amount of compensation that may be paid to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary termination not for cause, change in control, for cause termination, disability, or death. The amounts shown assume a termination date effective December 31, 2010, the last business day of the year. For payments made pursuant to stock options, restricted stock, or performance shares, the amount earned by each named executive officer upon retirement differs whether they are eligible for early or normal retirement. As a result, the table reflects only that amount they were eligible for at December 31, 2010.

        Unless specifically noted, each of the payments described below are the same for any salaried employee of the Company.

Payments Made Upon Termination

        Payments made upon termination for any reason include:

  •
  Amounts accrued and vested through the Salary Retirement Plan (SRP), Supplemental Retirement Benefit (SRBP) Plan and, in the case of Mr. Lorente, the defined contribution plan in Brazil.

  •
  Equity awards that become vested at the date of termination; stock option awards that were vested but unexercised as of December 31, 2010 were excluded from the values shown.

Payments Made Upon Retirement

        In addition to the above, payments made upon retirement include:

  •
  In the event of normal retirement (age 65), stock options granted in 2004 and earlier are immediately vested and are exercisable for three months post-retirement. In the event of normal retirement (age 65) or early retirement post-age 60, options granted in 2005 and later continue normal vesting and are exercisable through their term.

  •
  In the event of normal retirement, restricted stock granted in 2004 and earlier vest at retirement. Where the restrictions have not yet lapsed, restricted stock granted in 2005 and later are forfeited in the case of any retirement.

  •
  In the event of normal retirement or early retirement post-age 60, performance shares are immediately vested and any payout earned will be paid following the related three-year cycle.

  •
  In the event of any retirement, Mr. Baehren and Mr. White are currently eligible to participate in the Company's retiree medical plan for U. S. employees. This plan provides both pre- and post-age 65 coverage to employees and their spouse. The plan was closed to new entrants effective January 1, 2003; as a result, Mr. Stroucken is not eligible to participate in this plan. Mr. Crawford was not at the retirement age as of December 31, 2010, and therefore was not eligible for retirement benefits as of that date. Mr. Lorente is not eligible to participate in this plan as he is not a U. S. employee.

 Payments Made Upon Involuntary Termination Not For Cause or Change in Control

        In addition to that noted under Payments Made Upon Termination, each named executive officer is eligible for the following:

  •
  In the event of Involuntary Termination Not For Cause, restricted stock granted in 2004 and earlier vest at termination. Any portion of restricted stock granted in 2005 and later that are unvested at the time of termination are forfeited.

  •
  In the event of Involuntary Termination Not For Cause, there is immediate vesting on a pro rata basis of performance shares, with any payout made after the applicable performance cycle.

  •
  In the event of a Change in Control, all previously unvested stock options, restricted stock and performance shares will immediately vest.

  •
  In the event of Involuntary Termination Not For Cause, Mr. Stroucken is eligible for severance in the amount of two times annual base salary plus target bonus, payable over 24 months and continued health care coverage for 24 months at the same rate as active employees unless enrolled for coverage in another employer's health plan. Such severance is subject to release and continued compliance with a two-year non-compete / non-solicitation and confidentiality requirements.

  •
  In the event of a termination without cause within one year after a Change in Control, Mr. Stroucken is eligible for those benefits noted above in the event of Involuntary Termination Not For Cause, with protection against negative excise tax.

  •
  In the event of Involuntary Termination Not For Cause, Messrs. Baehren, Crawford and White are eligible for severance in the amount of one times annual base salary, any annual incentive plan awards earned (based on actual business results and funding, not adjusted up or down for the 20% discretionary component) during the severance period, and 12 months of continued health and welfare coverage for themselves and their dependents at the same rate as active employees, per the terms of severance agreements entered into between the Company and each executive officer. Such severance is subject to release and continued compliance with a one-year non-compete / non-solicitation agreement.

  •
  In the event of Involuntary Termination Not For Cause, Mr. Lorente is eligible for statutory benefits provided under labor law, including 45 days of pay, unemployment compensation accumulated on his behalf, and a penalty of 40% of the amount of accumulated unemployment compensation.

Payments Made Upon Death or Disability

  •
  In the event of Disability, each named executive officer is eligible to participate in a Company's long-term disability plan for salaried employees. This plan pays participants 60% of their base salary plus target bonus for the duration of their disability, or until age 65.

  •
  In the event of Disability, each named executive officer, with the exception of Mr. Lorente, receives continued coverage under the Company's health care plan for active employees for the duration of their coverage under the Company's long-term disability plan.

  •
  In the event of Death or Disability, all stock options, restricted stock and performance shares are immediately vested. Any payout of performance shares is made at the completion of the appropriate performance cycle.

  •
  The named executive officers participate in a life insurance program that differs from that offered to most salaried employees of the Company. For U. S. named executive officers, the benefit payable to the beneficiary upon death is three times annual base salary. For Mr. Lorente, the benefit payable to his beneficiary upon death is $2,320,000.

        The following table represents payments that may be paid to Mr. Stroucken under the various termination scenarios:

	Voluntary Termination on 12/31/10	Early Retirement on 12/31/10	Normal Retirement on 12/31/10	Involuntary Termination Not For Cause on 12/31/10	Change In Control on 12/31/10	For Cause Termination on 12/31/10	Disability on 12/31/10	Death on 12/31/10
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$0	$0	$0	$3,075,000	$3,075,000	$0	$3,075,000	$1,537,500
Stock Options	0	0	0	0	5,933,668	0	5,933,668	5,933,668
Performance Shares	0	0	0	5,653,313	9,226,486	0	9,226,486	9,226,486
Restricted Stock Awards	0	0	0	0	2,851,416	0	2,851,416	2,851,416
Benefits and Perquisites
Retirement Plans	0	2,817,000	0	2,719,000	2,719,000	0	2,719,000	2,923,000
Health & Welfare Benefits	0	0	0	25,200	25,200	0	29,600	25,200
Disability Income	0	0	0	0	0	0	1,958,128	0
Life Insurance Benefits	0	0	0	0	0	0	0	3,075,000
Excise Tax & Gross-Up	0	0	0	0	6,763,739	0	0	0
Cash Severance	0	0	0	2,050,000	2,050,000	0	2,050,000	0

Assumptions

        No pre-retirement mortality is assumed. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        SRBP benefits are assumed to be taken as a lump sum. The interest rate used for lump sums is 4.84%.

        Because Mr. Stroucken was not retirement-eligible as of December 31, 2010, he would only have been eligible for payments of equity awards under involuntary termination not-for-cause, change in control termination, and disability and death scenarios.

Benefits Payable

        Mr. Stroucken is not eligible for the Salary Retirement Plan.

        Per his employment agreement, Mr. Stroucken is eligible to receive his accrued benefit without 5 years of service, except in the cases of voluntary termination and for-cause termination.

        The following table represents payments that may be paid to Mr. White under the various termination scenarios:

	Voluntary Termination on 12/31/10	Early Retirement on 12/31/10	Normal Retirement on 12/31/10	Involuntary Termination Not For Cause on 12/31/10	Change In Control on 12/31/10	For Cause Termination on 12/31/10	Disability on 12/31/10	Death on 12/31/10
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$0	$0	$0	$339,518	$0	$0	$0	$0
Stock Options	698,577	698,577	0	698,577	698,577	698,577	698,577	698,577
Performance Shares	1,037,660	1,037,660	0	1,037,660	1,037,660	1,037,660	1,037,660	1,037,660
Restricted Stock Awards	828,900	828,900	0	828,900	1,178,389	828,900	1,178,389	1,178,389
Benefits and Perquisites
Retirement Plans	4,685,000	4,995,000	0	4,685,000	4,685,000	4,685,000	4,685,000	5,004,000
Health & Welfare Benefits	0	564,000	0	10,909	10,909	0	540,000	14,000
Disability Income	0	0	0	0	0	0	646,875	0
Life Insurance Benefits	0	0	0	0	0	0	0	1,273,191
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	424,397	0	0	0	0

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is the RP 2000 projected to 2018. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 2005 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities for the Salary Plan is 5.23% and the interest rate used for lump sums in the SRBP is 4.37%, since Mr. White has a 4.37% interest rate guarantee.

        Because Mr. White was retirement-eligible as of December 31, 2010, he would have also been eligible for payments of equity awards under each of the termination scenarios.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2010 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2010 and commences payment as soon as possible. Since Mr. White is currently eligible to retire, this value represents commencement at December 31, 2010. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2010 and immediately elects coverage.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2010. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2010. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump-sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant became deceased on December 31, 2010.

        The following table represents payments that may be paid to Mr. Baehren under the various termination scenarios:

	Voluntary Termination on 12/31/10	Early Retirement on 12/31/10	Normal Retirement on 12/31/10	Involuntary Termination Not For Cause on 12/31/10	Change In Control on 12/31/10	For Cause Termination on 12/31/10	Disability on 12/31/10	Death on 12/31/10
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$0	$0	$0	$256,023	$0	$0	$0	$0
Stock Options	698,577	698,577	0	698,577	698,577	698,577	698,577	698,577
Performance Shares	1,037,660	1,037,660	0	1,037,660	1,037,660	1,037,660	1,037,660	1,037,660
Restricted Stock Awards	1,228,000	1,228,000	0	1,228,000	1,577,489	1,228,000	1,577,489	1,577,489
Benefits and Perquisites
Retirement Plans	1,776,000	2,200,000	0	1,776,000	1,776,000	1,776,000	1,776,000	2,206,000
Health & Welfare Benefits	0	548,000	0	13,690	13,690	0	472,000	25,000
Disability Income	0	0	0	0	0	0	1,587,749	0
Life Insurance Benefits	0	0	0	0	0	0	0	1,181,646
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	393,882	0	0	0	0

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is the RP 2000 projected to 2018. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 2005 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities in the Salary Plan is 5.23% and the interest rate used for lump sums in the SRBP is 4.84%.

        Because Mr. Baehren was retirement-eligible as of December 31, 2010, he would have also been eligible for payments of equity awards under each of the termination scenarios.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2010 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2010 and commences payment as soon as possible. Since Mr. Baehren is currently eligible to retire, this value represents commencement at December 31, 2010. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2010 and immediately elects coverage.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2010. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65 for those eligible to retire at December 31, 2010.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2010. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump-sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant was retirement eligible as of December 31, 2010.

        The following table represents payments that may be paid to Mr. Crawford under the various termination scenarios:

	Voluntary Termination on 12/31/10	Early Retirement on 12/31/10	Normal Retirement on 12/31/10	Involuntary Termination Not For Cause on 12/31/10	Change In Control on 12/31/10	For Cause Termination on 12/31/10	Disability on 12/31/10	Death on 12/31/10
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$0	$0	$0	$373,756	$0	$0	$0	$0
Stock Options	0	0	0	0	772,752	0	772,752	772,752
Performance Shares	0	0	0	706,438	1,152,693	0	1,152,693	1,152,693
Restricted Stock Awards	0	0	0	1,135,900	1,520,909	0	1,520,909	1,520,909
Benefits and Perquisites
Retirement Plans	1,857,000	1,857,000	0	1,857,000	1,857,000	1,857,000	1,857,000	1,537,000
Health & Welfare Benefits	0	0	0	16,800	16,800	0	98,500	16,800
Disability Income	0	0	0	0	0	0	5,688,018	0
Life Insurance Benefits	0	0	0	0	0	0	0	1,401,585
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	467,195	0	0	0	0

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is the RP 2000 projected to 2018. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 2005 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities in the Salary Plan is 5.23% and the interest rate used for lump sums in the SRBP is 4.84%.

        Because Mr. Crawford was not retirement-eligible as of December 31, 2010, he would only have been eligible for payments of equity awards under involuntary termination not-for-cause, change in control termination, and disability and death scenarios.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2010 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2010 and commences payment as soon as possible. Since Mr. Crawford is not currently eligible to retire, this value represents commencement at normal retirement. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2010 and immediately elects coverage. Since Mr. Crawford is not eligible for retiree health and welfare benefits as of December 31, 2010, no values are shown.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2010. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2010. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant became deceased on December 31, 2010.

        The following table represents payments that may be paid to Mr. Lorente under the various termination scenarios:

	Voluntary Termination on 12/31/10	Early Retirement on 12/31/10	Normal Retirement on 12/31/10	Involuntary Termination Not For Cause on 12/31/10	Change In Control on 12/31/10	For Cause Termination on 12/31/10	Disability on 12/31/10	Death on 12/31/10
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$0	$0	$0	$0	$0	$0	$0	$0
Stock Options	0	0	0	0	458,818	0	458,818	458,818
Performance Shares	0	0	0	416,169	682,891	0	682,891	682,891
Restricted Stock Awards	0	0	0	92,100	316,609	0	316,609	316,609
Benefits and Perquisites
Retirement Plans	1,124,285	0	0	1,124,285	1,124,285	1,124,285	1,124,285	1,124,285
Health & Welfare Benefits	0	0	0	0	0	0	0	0
Disability Income	0	0	0	0	0	0	516,977	0
Life Insurance Benefits	0	0	0	0	0	0	0	2,320,000
Statutory Benefits	0	0	0	695,514	695,514	0	0	0
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	0	0	0

Assumptions

        Because Mr. Lorente was not retirement-eligible as of December 31, 2010, he would only have been eligible for payments of equity awards under involuntary termination not-for-cause, change in control termination, and disability and death scenarios.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2010. Since the plan is a defined contribution type plan, benefits are fully payable at termination.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2010.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2010.

AUDIT COMMITTEE REPORT

        As part of its ongoing activities, which are described under the heading "Proposal 1: Election of Directors—Committees of the Board of Directors—Audit Committee," the Audit Committee has:

  •
  discussed with the Company's director of internal audit and Ernst & Young LLP, the Company's independent registered public accounting firm, the overall scope and plans for their respective audits;

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements and the independent registered public accounting firm's evaluation of the Company's system of internal control over financial reporting contained in the 2010 Annual Report on Form 10-K;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other professional standards;

  •
  received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence;

  •
  discussed with the independent registered public accounting firm its independence from the Company and its management; and

  •
  met with the director of internal audit and the independent registered public accounting firm, with and without management present, to discuss the above matters and the overall quality of the Company's financial reporting.

        On the basis of the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the period ended December 31, 2010, for filing with the Securities and Exchange Commission. Also, the Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2011.

        The Audit Committee also concluded that the independent registered public accounting firm's provision of non-audit services, as described in the following section, to the Company and its affiliates is compatible with the independent registered public accounting firm's independence.

Peter S. Hellman, Chair
Gary F. Colter
Jay L. Geldmacher
Dennis K. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with the SEC's auditor independence rules, the Audit Committee has adopted procedures for pre-approving all non-audit services performed by Ernst & Young LLP. Those procedures are set forth below under the heading "Pre-Approval of Independent Registered Public Accounting Firm Services."

Fees Paid to Ernst & Young LLP

        The aggregate fees for professional services provided by Ernst & Young LLP to the Company in 2010 and 2009 for these various services were:

Type of Fees	2010	2009
	($ in millions)
Audit Fees	$6.62	$7.04
Audit-Related Fees	.56	.57
Tax Fees	.26	.45
All Other Fees	—	—
Total	$7.44	$8.06

        In the above table: (a) "audit fees" were for the audit and quarterly reviews of the consolidated accounts, attestation report on internal control required by Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits of international subsidiaries, audits of subsidiaries whose securities are pledged as collateral and services related to SEC filings and non-SEC offerings; (b) "audit-related fees" were for audits of employee benefit plans, agreed-upon procedures for third parties, and other accounting consultations; and (c) "tax fees" were for tax return preparation, federal, state and local tax planning, and international tax planning and advice. All fees for professional services by Ernst & Young LLP were approved in advance under the Board's pre-approval policy.

Pre-Approval of Independent Registered Public Accounting Firm Services

        No services will be provided to the Company that are specifically prohibited by the Sarbanes-Oxley Act of 2002. Permitted services will be pre-approved by the Audit Committee as follows:

Statement of Principles

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the firm's independence from the Company. Unless a type of service has received pre-approval, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels will also require separate pre-approval by the Audit Committee.

        This Policy describes the Audit, Audit-Related, Tax, and All Other services that have the pre-approval of the Audit Committee. For non-audit services, Company management will submit to the Committee for approval a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. The term of any pre-approval is for 12 months, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will from time to time review and, if necessary, revise the list of pre-approved services based on subsequent determinations.

Delegation

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Audit Services

        The annual Audit services engagement terms and fees will be subject to separate pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

        In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent registered public accounting firm reasonably can provide. Company management will submit to the Committee for approval the list of Audit services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All other Audit services not pre-approved must be separately pre-approved by the Audit Committee.

Audit-Related Services

        Audit-Related services are assurance and related services that are reasonably related to the performance of the audit of the Company's financial statements and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of Audit-Related services does not impair the independence of the firm and is consistent with the SEC's rules on auditor independence.

        Company management will submit to the Committee for approval the list of Audit-Related services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All other Audit-Related services not pre-approved must be separately pre-approved by the Audit Committee.

Tax Services

        The Audit Committee believes that the independent registered public accounting firm can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the firm's independence.

        Company management will submit to the Committee for approval the list of Tax services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All Tax services involving large and complex transactions not pre-approved must be separately pre-approved by the Audit Committee.

All Other Services

        The Audit Committee will separately pre-approve those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the firm.

        A list of the SEC's prohibited non-audit services is set forth below. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels or Budgeted Amounts

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts will require separate pre-approval by the Audit Committee.

Procedures

        Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this policy.

Supporting Documentation

        With respect to each proposed pre-approval service, the independent registered public accounting firm will provide to the Audit Committee, as requested, detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

Prohibited Non-Audit Services

  •
  Bookkeeping or other services related to the accounting records or financial statements of the audit client

  •
  Financial information systems design and implementation

  •
  Appraisal or valuation services, fairness opinions or contribution-in-kind reports

  •
  Actuarial services

  •
  Internal audit outsourcing services

  •
  Management functions

  •
  Human resources

  •
  Broker-dealer, investment adviser or investment banking services

  •
  Legal services

  •
  Expert services unrelated to the audit

 PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1987, and the Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

        Although the Board is not required to submit the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for share owner approval, the Board has elected to seek ratification by the share owners of the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. In the event the Company's share owners do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider its recommendation.

        A representative of Ernst & Young LLP is expected to attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions from share owners.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are asking our share owners to provide advisory approval of the compensation of our named executive officers, as we have described it in the "Executive Compensation" section beginning on page 22. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will consider when determining executive compensation for the remainder of 2011 and beyond.

        During 2010 the Company made progress on its strategic initiatives, particularly by expanding in fast growing markets and completing the multi-year efforts to improve margins and align the manufacturing footprint with demand.

        Highlights of the last year include:

  —
  adjusted net income was $2.60 per share compared to $2.61 per share in 2009;

  —
  segment operating profits and margins improved year over year;

  —
  sales growth was strong in South America and Asia Pacific;

  —
  ten plants were acquired and three new furnaces were built in rapidly growing markets in South America and Asia Pacific;

  —
  the Company's Venezuelan operations were expropriated by the government and classified by the Company as a discontinued operation; and

  —
  in support of the growth agenda, the Company continued to invest in building capability in sales and marketing, innovation and R&D, while maintaining an on-going focus on operational excellence.

        Despite our achievements above in 2010's challenging economic environment, we did not achieve all of the goals we established for the year. As a result, we reduced our 2010 annual bonus plan payouts and made a 0% payout for our 2008–2010 long-term incentive plan cycle. We believe the program strikes the appropriate balance between using responsible, measured pay practices and providing rewards that effectively attract and retain our executives while motivating them to create value for our share owners. The rigor in our management processes, as well as balance in rewards programs are evidenced by the following:

  •
  We provide a significant percentage of executive compensation in performance-based incentives.

  •
  Short-term incentive funding is driven entirely through a balance of financial metrics that are aligned with share owner value creation. The short-term Senior Management Incentive Plan measures sales revenues, EBIT margin, and working capital as a percentage of sales, which are key drivers of efficiency and overall profitability.

  •
  Our long-term incentive programs place a significant emphasis on stock options (40% weighting) and performance shares (40% weighting) measured over three years that together provide a focus on both share owner value creation and operating efficiency. The operating measures for our performance shares are EPS growth and return on invested capital (ROIC), which provide an emphasis on both overall profitability and efficiency of capital utilization.

  •
  Target compensation levels are aligned with market median levels for comparable companies, and are assessed annually to ensure alignment.

  •
  We develop challenging performance standards for the short-term incentives and performance shares. Payouts against performance standards are formulaic, and have resulted in no award when performance is not up to minimum standards, and larger awards when performance exceeds expectations. For 2010, annual bonus plan payouts under the Senior Management Incentive Plan were below the target level based on financial performance. The 2008–2010 cycle of the long-term incentive plan did not meet threshold performance targets, resulting in a 0% payout for this cycle.

  •
  Individual performance and rewards are differentiated based on business unit results and/or specific contributions by the executive.

  •
  We conduct annual pay-for-performance analyses to ensure that our executive compensation programs are providing the appropriate degree of alignment with performance outcomes.

  •
  We assess the risk in our compensation programs annually to ensure that our compensation programs are not providing an incentive for executives to take excessive risks.

  •
  Our senior executives have stock ownership and share retention guidelines that promote alignment with our share owners.

        The Board strongly endorses the Company's executive compensation program and recommends that the share owners vote in favor of the following resolution:

  RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        Because the vote is advisory, it will not be binding on the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when determining future executive compensation arrangements.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.

 PROPOSAL 4:
ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

        In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding recommendation from our share owners as to the frequency with which share owners would have an opportunity to provide an advisory approval of our executive compensation program. We are providing share owners the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our share owners select a frequency of three years, or a triennial vote.

        Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow share owners to better judge our executive compensation program in relation to our long-term performance. As described in the "Executive Compensation" section beginning on page 22, one of the core principles of our executive compensation program is to ensure management's interests are aligned with our share owners' interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

        A triennial vote will provide us with the time to thoughtfully respond to share owners' sentiments and implement any necessary changes. We carefully review changes to our programs to maintain their consistency and credibility, which is important in motivating and retaining our employees. We believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to consider thoughtfully share owners' input and to implement any appropriate changes to our executive compensation programs.

        We will continue to engage with our share owners regarding our executive compensation program during the period between share owner votes. Engagement with our share owners is a key component of our corporate governance. We seek and are open to input from our share owners regarding Board and governance matters, as well as our executive compensation programs. We believe we have been appropriately responsive to our share owners historically, and will continue to be going forward. We believe this outreach to share owners, and our share owners' ability to contact us at any time to express specific views on executive compensation, holds us accountable to share owners. It also reduces the administrative burden associated with more frequent advisory votes on executive compensation.

        Vote for Three Years.    We request that our share owners select "Three Years" when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of share owner engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT "THREE YEARS" ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 9, 2011 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the outstanding Common Stock known to the Company, each of the Company's directors, named executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage
Wellington Management Group, LLP(2) 280 Congress Street Boston, Massachusetts 02210	15,640,737		9.6
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	9,036,611		5.5
James W. Baehren(1)	206,203	(4)(5)	—	*
Gary F. Colter	19,867	(5)	—	*
L. Richard Crawford(1)	210,540	(4)(5)	—	*
Jay L. Geldmacher	5,378	(5)	—	*
Peter S. Hellman	10,573	(5)	—	*
David H. Y. Ho	9,703	(5)	—	*
Anastasia D. Kelly(1)	29,867	(5)	—	*
Jose Lorente(1)	57,841	(5)	—	*
John J. McMackin, Jr.(1)	38,495	(5)	—	*
Corbin A. McNeill, Jr.	16,421	(5)	—	*
Hugh H. Roberts	10,455	(5)	—	*
Albert P. L. Stroucken(1)	1,315,945	(5)	—	*
Helge H. Wehmeier	30,695	(5)	—	*
Edward C. White(1)	191,549	(4)(5)	—	*
Dennis K. Williams	13,414	(5)	—	*
Thomas L. Young(1)	21,585	(5)	—	*
All directors and executive officers as a group (16 persons)(1)	2,188,531	(4)(5)	1.3

*
Indicates less than one percent (1%) ownership.

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Ms. Kelly and Messrs. Baehren, Crawford, Lorente, McMackin, Stroucken, White and Young, and all directors and officers as a group. The number of shares beneficially owned includes the following shares subject to granted options:

Director/Officer	Options
James W. Baehren	102,184
L. Richard Crawford	97,618
Anastasia D. Kelly	10,000
Jose Lorente	37,166
John J. McMackin, Jr.	10,000
Albert P. L. Stroucken	951,217
Edward C. White	71,701
Thomas L. Young	5,000
All directors and executive officers as a group	1,284,886
(2)
The Schedule 13G dated February 14, 2011 received by the Company from Wellington Management Company, LLP ("Wellington Management") indicated that Wellington Management, in its capacity as investment advisor, is the beneficial owner of 15,640,737 shares of the Common Stock, with shared power to vote or to direct the vote on 10,233,557 shares and the shared power to dispose or to direct the disposition of 15,640,737. The shares are held of record by clients of Wellington Management.

(3)
The Schedule 13G dated January 21, 2011 received by the Company from BlackRock, Inc. ("BlackRock"), indicated that BlackRock is the beneficial owner of 9,036,611 shares of Common Stock, with the sole power to vote or direct the vote on 9,036,611 shares and the sole power to dispose or to direct the disposition of 9,036,611 shares.

(4)
The table includes the number of shares of Common Stock that Messrs. Baehren, Crawford and White, and all directors and executive officers as a group held in the Stock Purchase and Savings Program as of March 9, 2011. No shares are held in such program for Messrs. Lorente and Stroucken.

(5)
The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of March 9, 2011:

Officer	Shares
James W. Baehren	50,111
Gary F. Colter	2,718
L. Richard Crawford	48,027
Jay L. Geldmacher	2,718
Peter S. Hellman	2,718
David H. Y. Ho	2,718
Anastasia D. Kelly	2,718
Jose Lorente	10,014
John J. McMackin, Jr.	2,718
Corbin A. McNeill, Jr.	2,718
Hugh H. Roberts	2,718
Albert P. L. Stroucken	91,296
Helge H. Wehmeier	2,718
Edward C. White	36,844
Dennis K. Williams	2,718
Thomas L. Young	2,718
All directors and executive officers as a group	266,190

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC with a copy to the New York Stock Exchange. These reporting persons are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of these reporting persons made all required filings on time during 2010.

2012 ANNUAL MEETING OF SHARE OWNERS

        A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2012 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. Any such proposal must be received by the Company no later than December 1, 2011. The Company requests that all such proposals be addressed to the Corporate Secretary, Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999, and be mailed by certified mail, return receipt requested.

        Share owners who submit to the Company evidence of their Common Stock ownership may recommend candidates for the Board. Recommendations of candidates for the Board submitted by share owners for consideration for the 2012 Annual Meeting will be considered by the Nominating/Corporate Governance Committee if the Company receives written notice of such recommendations no later than December 1, 2011. The Company requests that all such notices be addressed to the Corporate Secretary,

Owens-Illinois, Inc., One Michael Owens Way, Perrysburg, Ohio 43551-2999. The notice must include certain information about that person being recommended, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the share owner and such nominee pursuant to which the nomination is to be made by the share owner and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice must also contain the consent of the nominee to serve as a director if so elected.

        Share owners wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely notice thereof in writing to the Corporate Secretary. To be timely, a share owner's proposal or nomination must be received by the Company no later than January 24, 2012, and must otherwise satisfy the requirements of the Company's By-Laws as then in effect. If the date of the 2012 Annual Meeting changes by more than thirty (30) days from the date of the 2011 Annual Meeting, a share owner's proposal or nomination must be received by the Company no later than ten (10) calendar days following the first public announcement of the revised date of the 2012 Annual Meeting.

FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on the Company's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by the Company. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company's business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company's periodic reports on Form 10-Q and Form 8-K.

PROXY SOLICITATION

        The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

        The Company has made this Proxy Statement, the Company's 2010 Annual Report, Stakeholder Letter and Form 10-K available to each share owner entitled to vote at the Annual Meeting. These materials may be accessed on the Internet at www.proxyvote.com. Included in the Form 10-K are the Company's consolidated financial statements for the year ended December 31, 2010.

        A copy of the Company's Form 10-K, including the financial statement schedules, as filed with the SEC, may be obtained without charge by sending a written request therefor to Owens-Illinois, Inc., Investor Relations, One Michael Owens Way, Perrysburg, Ohio 43551-2999. The Form 10-K is also available without charge on the Company's website at www.o-i.com.

Perrysburg, Ohio

March 25, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000094100_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Peter S. Hellman 02 Anastasia D. Kelly 03 John J. McMackin, Jr. 04 Hugh H. Roberts OWENS-ILLINOIS, INC. One Michael Owens Way PERRYSBURG, OH 43551 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2 To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. 3 To approve, by non-binding vote, the compensation of our named executive officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain 4 To recommend, by non-binding vote, the frequency of executive compensation votes. NOTE: ELECTION OF NOMINEES IS FOR CLASS II DIRECTORS AS DESCRIBED IN THE PROXY STATEMENT. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000094100_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Stakeholder Letter, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . OWENS-ILLINOIS, INC. Annual Meeting of Share Owners May 5, 2011 9:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints James W. Baehren, Edward C. White and Stephen P. Malia and each of them, or if more than one present and acting then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Owens-Illinois, Inc. held of record by the undersigned on March 7th, 2011, at the Annual Meeting of Share Owners to be held on May 5th, 2011, or at any adjournment thereof. The undersigned also provides directions to New York Life Trust Company, as Trustee, to vote all shares of common stock of Owens-Illinois, Inc. allocated to the account(s) of the undersigned as of March 7, 2011, in the Owens-Illinois, Inc. Stock Purchase and Savings Program or the Owens-Illinois, Inc. Long-Term Savings Plan (the "Plans"), at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. This proxy when properly executed, will be voted in the manner directed herein by the undersigned Share Owner. If no direction is made: This proxy will be voted FOR the election of the director nominees, FOR Proposal 2, FOR Proposal 3, and FOR the recommendation of a triennial vote on Proposal 4; and New York Life Trust Company, as Trustee, will vote all such shares allocated to the Plan account(s) of the undersigned on all proposals in accordance with the majority of Plan shares for which voting instructions are received. PLEASE EXECUTE THIS PROXY WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, AND RETURN THE PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR STOCK WILL BE REPRESENTED IN ALL EVENTS AND SO THAT WE MAY HAVE A QUORUM. PLEASE SIGN YOUR NAME ON THE REVERSE SIDE. WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE FULL TITLE AS SUCH. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. Continued and to be signed on reverse side